Village Super Market, Inc.

                   $30,000,000

     8.12% Senior Notes due September 16, 2009


Note Purchase Agreement


DATED AS OF SEPTEMBER 1, 1999

Village Super Market, Inc.
733 Mountain Avenue
Springfield, New Jersey  07081

8.12% Senior Notes due September 16, 2009

Dated as of September 1, 1999

TO THE PURCHASER LISTED IN THE ATTACHED
  SCHEDULE A WHO IS A SIGNATORY HERETO:

Ladies and Gentlemen:

VILLAGE SUPER MARKET, INC., a New Jersey corporation
(the "Company"), agrees with you as follows:

Section 1.	Authorization of Notes

The Company will authorize the issue and sale of $30,000,000 aggregate principal amount of its 8.12% Senior Notes due September 16, 2009 (the "Notes", such term to include any such notes issued in substitution therefor pursuant to
Section 13 of this Agreement or the Other Agreements (as hereinafter defined). The Notes shall be substantially in the form set out in Exhibit 1, with such changes therefrom, if any, as may be approved by you and the Company.
Certain capitalized terms used in this Agreement are defined in Schedule B; references to a "Schedule" or an "Exhibit" are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

Section 2.  Sale and Purchase of Notes.

Subject to the terms and conditions of this Agreement, the Company will issue and sell to you and you will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount specified opposite your name in Schedule A at the purchase price of 100% of the principal amount thereof. Contemporaneously with entering into this Agreement, the Company is entering into separate Note Purchase Agreements
(the "Other Agreements") identical with this Agreement with each of the other purchasers named in Schedule A (the "Other Purchasers"), providing for the sale at such Closing to each of the Other Purchasers of Notes in the principal amount specified opposite its name in Schedule A. Your obligation hereunder, and the obligations of the Other Purchasers under the Other Agreements, are several and not joint obligations, and you shall have no obligation under any Other Agreement and no liability to any Person for the performance or nonperformance by any Other
Purchaser thereunder.

Section 3.  Closing.

The sale and purchase of the Notes to be purchased by you and the Other Purchasers shall occur at the offices of Chapman and Cutler, 111 W. Monroe Street, Chicago, Illinois 60603, at 10:00 A.M. Chicago time, at a closing (the "Closing") on September 16, 1999. At the Closing the Company will deliver to you the Notes to be purchased by you in the form of a single Note (or such greater number of Notes in denominations of at least $100,000 as you may request) dated the date of the Closing and registered in your name (or in the name of your nominee), against delivery by you to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account number 2100015573297 at First
Union National Bank, Summit, NJ 07091, ABA No. 031201467. If at the Closing the Company shall fail to tender such Notes to you as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to your satisfaction, you shall, at your election, be relieved of all further obligations under this Agreement, without thereby waiving any rights you may have by reason of such failure or such nonfulfillment.


Section 4.  Conditions to Closing.

Your obligation to purchase and pay for the Notes to be sold to you at the Closing is subject to the fulfillment to your satisfaction, prior to or at the Closing, of the following conditions:

Section 4.1. Representations and Warranties. The representations and warranties of the Company in this Agreement shall be correct when made and at the time of the Closing.

Section 4.2. Performance; No Default.; The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing, and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Schedule 5.14), no Default or Event of Default shall have occurred and be continuing. Neither the Company nor any Subsidiary shall have entered into any transaction since the date of the Memorandum that would have been prohibited by Sections
10.1 through 10.5 hereof had such Sections applied since such date.

Section 4.3.  Compliance Certificates.
(a) Officer's Certificate. The Company shall have delivered to you an Officer's Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.
(b) Secretary's Certificate. The Company shall have delivered to you a certificate certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and the Agreements.

Section 4.4. Opinions of Counsel. You shall have received opinions in form and substance satisfactory to you, dated the date of the Closing (a) from Frank Sauro, Esq., General Counsel of the Company, covering the matters set forth in Exhibit 4.4(a) and covering such other matters incident to the transactions contemplated hereby as you or your counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to you) and (b) from Chapman and Cutler, your special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.4(b) and covering such other matters incident to such transactions as you may reasonably request.

Section 4.5. Purchase Permitted By Applicable Law, Etc. On the date of the Closing your purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which you are subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject you to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by you, you shall have received an Officer's Certificate certifying as to such matters of fact as you may reasonably specify to enable you to determine whether such purchase is so permitted.

Section 4.6. Sale of Other Notes. Contemporaneously with the Closing, the Company shall sell to the Other Purchasers, and the Other Purchasers shall purchase, the Notes to be purchased by them at the Closing as specified in Schedule A.

Section 4.7. Payment of Special Counsel Fees. Without limiting the provisions of Section 15.1, the Company shall have paid on or before the Closing the fees, charges and disbursements of your special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.

Section 4.8. Private Placement Number. A Private Placement Number issued by Standard & Poor's CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for the Notes.

Section 4.9. Changes in Corporate Structure. Except as specified in Schedule 4.9, the Company shall not have changed its jurisdiction of incorporation or been a party to any merger or consolidation and shall not have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in
Schedule 5.5.

Section 4.10. Funding Instructions. At least three Business Days prior to the date of the Closing, you shall have received written instructions executed by a Responsible Officer of the Company directing the manner of the payment of funds and setting forth (i) the name and address of the transferee bank, (ii) such transferee bank's ABA number, (iii) the account name and number into which the purchase price for the Notes is to be deposited, and (iv) the name and telephone number of the account representative responsible for verifying receipt of such funds.

Section 4.11. Year 2000 Compliance Certificate. The Company shall have delivered to you a certificate in the form required by the Securities Valuation Office of the National Association of Insurance Commissions addressing in reasonable detail the extent to which the computer applications used by the Company or any of its Subsidiaries are able to recognize and perform properly date-sensitive functions involving dates prior to and after December 31, 1999.

Section 4.12. Related Transactions. (a) Concurrently with delivery of the Notes to you on the date of the Closing, the Company shall apply the requisite portion of the proceeds from the sale of the Notes to the repayment in full of the Company's obligations under the Existing Loan Agreement and you shall receive from the Company documentation evidencing such payment and release of all Liens securing such obligations in form and substance satisfactory to you and your special counsel.
  (b) Prior to the Closing, you shall have received a true, correct and complete copy of the Loan Agreement which is to be entered into by the Company on the date of the Closing and such Loan Agreement shall be satisfactory in form and substance to you and your special counsel.
  (c) Concurrently with the delivery of the Notes to you on the date of the Closing, the Company shall enter into the Loan Agreement in the form provided to the you and your special counsel.

Section 4.13. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to you and your special counsel, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.

Section 5.  Representations and Warranties of the Company.
The Company represents and warrants to you that:

Section 5.1. Organization; Power and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Other Agreements and the Notes and to perform the provisions hereof and thereof.

Section 5.2. Authorization, Etc. This Agreement, the Other Agreements and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3. Disclosure. The Company, through its agent, First Union Capital Markets Corp., has delivered to you and each Other Purchaser a copy of a Private Placement Memorandum, dated July 1999 (the "Memorandum"), relating to the transactions contemplated hereby. The Memorandum fairly describes, in all material respects, the general nature of the business and principal properties of the Company and its Subsidiaries. Except as disclosed in Schedule 5.3, and except with respect to financial projections and forecasts, this Agreement, the Memorandum, the documents, certificates or other writings delivered to you by or on behalf of the Company in connection with the transactions contemplated hereby and the financial statements listed in Schedule 5.5, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. No representation is made as to the projections provided with the disclosure material other than that the projections are based on information that the Company believes to be accurate and were calculated in a manner the Company believes to be reasonable. Except as disclosed in the Memorandum or as expressly described in Schedule 5.3, or in one of the documents, certificates or other writings identified therein, or in the financial statements listed in Schedule 5.5, since July 31, 1998, there has been no change in the financial condition, operations, business, properties or prospects of the Company or any Subsidiary except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Memorandum or in the other documents, certificates and other writings delivered to you by or on behalf of the Company specifically for use in connection with the transactions contemplated hereby.

Section 5.4.  Organization and Ownership of Shares of Subsidiaries; Affiliates;.
(a) Schedule 5.4 contains (except as noted therein) complete and correct lists
(i) of the Company's Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary, (ii) of the Company's Affiliates, other than Subsidiaries, and (iii) of the Company's directors and senior officers.
  (b) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).
  (c) Each Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.
  (d) No Subsidiary is a party to, or otherwise subject to, any legal restriction or any agreement (other than this Agreement, the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

Section 5.5. Financial Statements. The Company has delivered to each Purchaser copies of the financial statements of the Company and its Subsidiaries listed on
Schedule 5.5. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such financial statements and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).

Section 5.6. Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Company of this Agreement and the Notes will not
(a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

Section 5.7. Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Notes.

Section 5.8. Litigation; Observance of Agreements, Statutes and Orders. (a) Except as disclosed on Schedule 5.8, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
  (b) Neither the Company nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.9. Taxes. The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the amount of which is not individually or in the aggregate Material or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of Federal, state or other taxes for all fiscal periods are adequate. The Federal income tax liabilities of the Company and its Subsidiaries have been determined by the Internal Revenue Service and paid for all fiscal years up to and including the fiscal year ended July 31, 1995.

Section 5.10. Title to Property; Leases. The Company and its Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

Section 5.11.  Licenses, Permits, Etc.  Except as disclosed in Schedule 5.11,
(a) the Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others;
  (b) to the best knowledge of the Company, no product of the Company infringes in any Material respect any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name or other right owned by any other Person; and
  (c) to the best knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Subsidiaries with respect to any patent, copyright, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries.

Section 5.12. Compliance with ERISA. (a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to Section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not be individually or in the aggregate Material.
The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan's most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan's most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by more than $669,000 in the case of any single Plan and by more than $1,417,000 in the aggregate for all Plans. The term "benefit liabilities" has the meaning specified in Section 4001 of ERISA and the terms "current value" and "present value" have the meaning specified in
Section 3 of ERISA.
(c) The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under
Section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.
  (d) The expected post-retirement benefit obligation (determined as of the last day of the Company's most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by Section 4980B of the Code) of the Company and its Subsidiaries is not Material.
  (e) The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code. The representation by the Company in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of your representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by you.

Section 5.13. Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than you, the Other Purchasers and not more than 35 other Institutional Investors, each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of
Section 5 of the Securities Act.

Section 5.14. Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Notes as set forth in Schedule 5.14. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 2% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 2% of the value of such assets. As used in this Section, the terms "margin stock" and "purpose of buying or carrying" shall have the meanings assigned to them in said Regulation U.

Section 5.15. Existing Indebtedness; Future Liens;. (a) Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries as of the date of the Closing. Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.
  (b) Except as disclosed in Schedule 5.15, neither the Company nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.4.

Section 5.16. Foreign Assets Control Regulations, Etc. Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

Section 5.17. Status under Certain Statutes. Neither the Company nor any Subsidiary is an "investment company" registered or required to be registered subject to regulation under the Investment Company Act of 1940, as amended, or is subject to regulation under the Public Utility Holding Company Act of 1935, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

Section 5.18. Notes Rank Pari Passu. The obligations of the Company under this Agreement and the Notes rank at least pari passu in right of payment with all other senior unsecured Indebtedness (actual or contingent) of the Company, including, without limitation, all senior unsecured Indebtedness of the Company described in Schedule 5.15 hereto.

Section 5.19. Environmental Matters. Neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect. Except as otherwise disclosed to you in writing:
  (a)	 neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect;
  (b) neither the Company nor any of its Subsidiaries has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them or has disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect; and
(c) all buildings on all real properties now owned, leased or operated by the Company or any of its Subsidiaries are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

Section 5.20. Wakefern Cooperative. The Company is a member in good standing of the Wakefern cooperative, has duly performed all of its duties and obligations as a member of the Wakefern cooperative and has the right to use the "Shop-Rite" name and trademark. No claim is pending or, to the best knowledge of the Company, threatened asserting any breach of any such duties or obligations or seeking to limit or curtail the Company's right to use such name or trademark.

Section 6.	Representations of the Purchaser.

Section 6.1. Purchase for Investment. You represent that you are purchasing the Notes for your own account or for one or more separate accounts maintained by you or for the account of one or more pension or trust funds and not with a view to the distribution thereof; provided that the disposition of your or their property shall at all times be within your or their control. You understand that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

Section 6.2. Source of Funds. You represent that at least one of the following statements is an accurate representation as to each source of funds (a "Source") to be used by you to pay the purchase price of the Notes to be purchased by you hereunder:
  (a) the Source is an "insurance company general account" within the meaning of Department of Labor Prohibited Transaction Exemption ("PTE") 95-60 (issued July 12, 1995) and there is no employee benefit plan, treating as a single plan, all plans maintained by the same employer or employee organization, with respect to which the amount of the general account reserves and liabilities for all contracts held by or on behalf of such plan, exceed ten percent (10%) of the total reserves and liabilities of such general account (exclusive of separate account liabilities) plus surplus, as set forth in the NAIC Annual Statement filed with your state of domicile; or
  (b) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 (issued January 29, 1990), or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 (issued July 12, 1991) and, except as you have disclosed to the Company in writing pursuant to this paragraph (b), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or
  (c) the Source constitutes assets of an "investment fund" (within the meaning of Part V of the QPAM Exemption) managed by a "qualified professional asset manager" or "QPAM" (within the meaning of Part V of the QPAM Exemption), no employee benefit plan's assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part l(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a Person controlling or controlled by the QPAM (applying the definition of "control" in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this paragraph (c); or
  (d) the Source is a governmental plan; or
  (e) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this paragraph (e); or
  (f) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.
As used in this Section 6.2, the terms "employee benefit plan", "governmental plan", "party in interest" and "separate account" shall have the respective meanings assigned to such terms in Section 3 of ERISA.

Section 7.	Information as to the Company.

Section 7.1. Financial and Business Information. The Company shall deliver to each holder of Notes that is an Institutional Investor:
  (a) Quarterly Statements - within 60 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of:
  (i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and
 (ii) consolidated statements of income, changes in shareholders' equity and cash flows of the Company and its Subsidiaries for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments; provided that delivery within the time period specified above of copies of the Company's Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 7.1(a), so long as such quarterly financial statements reflect the financial information described in the foregoing clauses (a)(i) and (ii) for the fiscal quarter to which any such filing relates;
  (b) Annual Statements - within 105 days after the end of each fiscal year of the Company, duplicate copies of,
  (i) a consolidated balance sheet of the Company and its Subsidiaries, as at as the end of such year, and
 (ii) consolidated statements of income, changes in shareholders' equity and cash flows of the Company and its Subsidiaries, for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by:
  (1) an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, and
  (2) a certificate of such accountants stating that they have reviewed this Agreement and stating further whether, in making their audit, they have become aware of any condition or event that then constitutes a Default or an Event of Default, and, if they are aware that any such condition or event then exists, specifying the nature and period of the existence thereof (it being understood that such accountants shall not be liable, directly or indirectly, for any failure to obtain knowledge of any Default or Event of Default unless such accountants should have obtained knowledge thereof in making an audit in accordance with generally accepted auditing standards or did not make such an audit), provided that the delivery within the time period specified above of the Company's Annual Report on Form 10-K for such fiscal year (together with the Company's annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission, together with the accountant's certificate described in clause (2) above, shall be deemed to satisfy the requirements of this Section 7.1(b), so long as such annual reports contain the financial information described in the foregoing clauses (b)(i) and
(ii) for the fiscal year to which they relate and are accompanied by the reports of the Company's independent public accountants referred to in this Section 7.1(b);
  (c) SEC and Other Reports - promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the Securities and Exchange Commission and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material;
  (d) Notice of Default or Event of Default - promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;
  (e) ERISA Matters - promptly, and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:
(i) with respect to any Plan, any reportable event, as defined in Section 4043(b) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or
(ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or
(iii) any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;
  (f) Notices from Governmental Authority - promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect; and
  (g) Requested Information - with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of Notes, including without limitation, such information as is required by SEC Rule 144A under the Securities Act to be delivered to the prospective transferee of the Notes.

Section 7.2. Officer's Certificate. Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) hereof shall be accompanied by a certificate of a Senior Financial Officer setting forth:
(a) Covenant Compliance - the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 10.1 through Section 10.5 hereof, inclusive, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and
(b) Event of Default - a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

Section 7.3. Inspection. The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:
(a) No Default - if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company's officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and
(b) Default - if a Default or Event of Default then exists, at the expense of the Company, to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

Section 8.  Prepayment of the Notes.

Section 8.1. Required Prepayments. On September 16, 2003 and on each September 16 thereafter to and including September 16, 2009 the Company will prepay $4,285,714.29 principal amount (or such lesser principal amount as shall then be outstanding) of the Notes at par and without payment of the Make-Whole Amount or any premium; provided that upon any partial prepayment of the Notes pursuant to
Section 8.2 or purchase of the Notes permitted by Section 8.6 the principal amount of each required prepayment of the Notes becoming due under this Section
8.1 on and after the date of such prepayment or purchase shall be reduced in the same proportion as the aggregate unpaid principal amount of the Notes is reduced as a result of such prepayment or purchase.

Section 8.2. Optional Prepayments with Make-Whole Amount. The Company may, at its option, upon notice as provided below, prepay at any time (but only on a Business Day) all, or from time to time any part of, the Notes, in an amount not less than 10% of the aggregate principal amount of the Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, together with interest accrued thereon to the date of such prepayment, plus the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date (which must be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.4), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

Section 8.3. Change in Control. (a) Notice of Change in Control or Control Event. The Company will, within five Business Days after any Responsible Officer has knowledge of the occurrence of any Change in Control or Control Event, give written notice of such Change in Control or Control Event to each holder of Notes unless notice in respect of such Change in Control (or the Change in Control contemplated by such Control Event) shall have been given pursuant to subparagraph (b) of this Section 8.3. If a Change in Control has occurred, such notice shall contain and constitute an offer to prepay Notes as described in subparagraph (c) of this Section 8.3 and shall be accompanied by the certificate described in subparagraph (g) of this Section 8.3.
 (b) Condition to Company Action. The Company will not take any action that consummates or finalizes a Change in Control unless (i) at least 30 days prior to such action it shall have given to each holder of Notes written notice containing and constituting an offer to prepay Notes as described in subparagraph (c) of this Section 8.3, accompanied by the certificate described in subparagraph (g) of this Section 8.3, and (ii) contemporaneously with such action, it prepays all Notes required to be prepaid in accordance with this
Section 8.3.
 (c) Offer to Prepay Notes. The offer to prepay Notes contemplated by subparagraphs (a) and (b) of this Section 8.3 shall be an offer to prepay, in accordance with and subject to this Section 8.3, all, but not less than all, the Notes held by each holder (in this case only, "holder" in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the "Proposed Prepayment Date"). If such Proposed Prepayment Date is in connection with an offer contemplated by subparagraph (a) of this Section 8.3, such date shall be not less than 30 days and not more than 120 days after the date of such offer (if the Proposed Prepayment Date shall not be specified in such offer, the Proposed Prepayment Date shall be the first Business Day after the 45th day after the date of such offer).
  (d) Acceptance. A holder of Notes may accept the offer to prepay made pursuant to this Section 8.3 by causing a notice of such acceptance to be delivered to the Company not later than 15 days after receipt by such holder of the most recent offer of prepayment. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.3 shall be deemed to constitute an acceptance of such offer by such holder.
  (e) Prepayment.  Prepayment of the Notes to be prepaid pursuant to this
Section 8.3 shall be at 100% of the principal amount of such Notes, together with interest on such Notes accrued to the date of prepayment, plus the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The prepayment shall be made on the Proposed Prepayment Date except as provided in subparagraph (f) of this Section 8.3.
  (f) Deferral Pending Change in Control. The obligation of the Company to prepay Notes pursuant to the offers required by subparagraph (c) and accepted in accordance with subparagraph (d) of this Section 8.3 is subject to the occurrence of the Change in Control in respect of which such offers and acceptances shall have been made. In the event that such Change in Control has not occurred on the Proposed Prepayment Date in respect thereof, the prepayment shall be deferred until, and shall be made on, the date on which such Change in Control occurs. The Company shall keep each holder of Notes reasonably and timely informed of (i) any such deferral of the date of prepayment, (ii) the date on which such Change in Control and the prepayment are expected to occur, and (iii) any determination by the Company that efforts to effect such Change in Control have ceased or been abandoned (in which case the offers and acceptances made pursuant to this Section 8.3 in respect of such Change in Control shall be deemed rescinded).
(g) Officer's Certificate.  Each offer to prepay the Notes pursuant to this
Section 8.3 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying:
(i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this
Section 8.3; (iii) the principal amount of each Note offered to be prepaid; (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date; (v) that the conditions of this Section 8.3 have been fulfilled; and (vi) in reasonable detail, the nature and date or proposed date of the Change in Control.
  (h) Certain Definitions. "Change in Control" shall be deemed to have occurred if:
   (i) any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Exchange Act as in effect on the date of the Closing) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act) (collectively, "Exchange Act Persons"), other than the Company Management Group, become the "beneficial owners" (as such term is used in Rule 13d-3 under the Exchange Act as in effect on the date of the Closing), directly or indirectly, of more than 50% of the total voting power of all classes then outstanding of the Company's Voting Stock, or
  (2) acquire after the date of the Closing the power to elect, appoint or cause the election or appointment of at least a majority of the members of the board of directors of the Company, through beneficial ownership of the capital stock of the Company or otherwise;
(ii) a consolidation, merger or other like transaction between and among the Company and any Exchange Act Persons acting in concert or a sale or acquisition of all or substantially all of the assets of the Company and its Subsidiaries with or involving any such Exchange Act Persons and immediately after giving effect thereto to the Company Management Group would in the aggregate own and control (beneficially or otherwise) 50% or less (by number of shares) of the issued and outstanding Voting Stock of the successor or acquiring entity, as the case may be. "Company Management Group" means: Perry Sumas, James Sumas, Robert Sumas, William Sumas, John Sumas and the spouses, heirs and beneficial trusts related to such Persons.
"Control Event" means:
  (i) the execution by the Company or any of its Subsidiaries or Affiliates of any agreement or letter of intent with respect to any proposed transaction or event or series of transactions or events which, individually or in the aggregate, may reasonably be expected to result in a Change in Control,
 (ii) the execution of any written agreement which, when fully performed by the parties thereto, would result in a Change in Control, or
(iii) the making of any written offer by any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Exchange Act as in effect on the date of the Closing) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act as in effect on the date of the Closing) to the holders of the common stock of the Company, which offer, if accepted by the requisite number of holders, would result in a Change in Control.
  (i) All calculations contemplated in this Section 8.3 involving the capital stock of any Person shall be made with the assumption that all convertible Securities of such Person then outstanding and all convertible Securities issuable upon the exercise of any warrants, options and other rights outstanding at such time were converted at such time and that all options, warrants and similar rights to acquire shares of capital stock of such Person were exercised at such time.

Section 8.4. Allocation of Partial Prepayments. In the case of each partial prepayment of the Notes pursuant to Section 8.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment. All partial prepayments made pursuant to Section 8.3 shall be applied only to the Notes of the holders who have elected to participate in such prepayment.

Section 8.5. Maturity; Surrender, Etc;. In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 8.6. Purchase of Notes. The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

Section 8.7. Make-Whole Amount. The term "Make-Whole Amount" means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal; provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:
"Called Principal" means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or Section 8.3 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
"Discounted Value" means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.
"Reinvestment Yield" means, with respect to the Called Principal of any Note, 1.00% over the yield to maturity in the case of any prepayment of the Notes pursuant to Section 8.3 and 0.50% over the yield to maturity in any other case, in any such case, implied by (a) the yields reported, as of 10:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as "Page USD" of the Bloomberg Financial Markets Services Screen (or, if not available, any other national recognized trading screen reporting on-line intraday trading in the U.S. Treasury securities) for actively traded on-the-run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (b) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield will be determined, if necessary, by (i) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (ii) interpolating linearly between (1) the actively traded on-the-run U.S. Treasury security with the maturity closest to and greater than the Remaining Average Life and (2) the actively traded on-the-run U.S. Treasury security with the maturity closest to and less than the Remaining Average Life.
"Remaining Average Life" means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (a) such Called Principal into (b) the sum of the products obtained by multiplying
(i) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (ii) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.
"Remaining Scheduled Payments" means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date; provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2, 8.3 or 12.1.
"Settlement Date" means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or
Section 8.3 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

Section 9.  Affirmative Covenants.
The Company covenants that so long as any of the Notes are outstanding:

Section 9.1. Compliance with Law. The Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA and applicable laws in respect of Non-U.S. Pension Plans and all Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.2. Insurance. The Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

Section 9.3. Maintenance of Properties. The Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times; provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.4. Payment of Taxes and Claims. The Company will, and will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claim for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary; provided that neither the Company nor any Subsidiary need pay any such tax or assessment or claims if (a) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (b) the nonpayment of all such taxes and assessments in the aggregate could not reasonably be expected to have a Material Adverse Effect.

Section 9.5. Corporate Existence, Etc. The Company will at all times preserve and keep in full force and effect its corporate existence. Subject to Sections 10.5, the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Company or a Wholly-owned Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

Section 9.6. Nature of Business. Neither the Company nor any Subsidiary will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Company and its Subsidiaries would be substantially changed from the general nature of the business engaged in by the Company and its Subsidiaries on the date of this Agreement.

Section 9.7. Notes to Rank Pari Passu. The Notes and all other obligations under this Agreement of the Company are and at all times shall remain direct and unsecured obligations of the Company ranking pari passu as against the assets of the Company with all other Notes from time to time issued and outstanding hereunder without any preference among themselves and pari passu with all other present and future unsecured Indebtedness (actual or contingent) of the Company which is not expressed to be subordinate or junior in rank to any other unsecured Indebtedness of the Company.

Section 10.	Negative Covenants.
The Company covenants that so long as any of the Notes are outstanding:

Section 10.1. Consolidated Net Worth. The Company will not, at any time, permit Consolidated Net Worth to be less than the sum of (a) $50,000,000, plus
(b) an aggregate amount equal to 50% of its Consolidated Net Earnings (but, in each case, only if a positive number) for each completed fiscal quarter beginning with the fiscal quarter ending October 30, 1999.

Section 10.2. Fixed Charges Coverage Ratio. The Company will keep and maintain the ratio of Consolidated Net Earnings Available for Fixed Charges to Consolidated Fixed Charges for each period of four consecutive fiscal quarters at not less than 2.25 to 1.00.

Section 10.3. Limitations on Indebtedness. (a) The Company will not, and will not permit any Subsidiary to, create, issue, assume, guarantee or otherwise incur or in any manner become liable in respect of any Indebtedness except:
  (i)  Indebtedness evidenced by the Notes;
  (ii) Indebtedness of the Company and its Subsidiaries outstanding as of the date of this Agreement and described on Schedule 5.15 hereto;
  (iii) additional Indebtedness of the Company and its Subsidiaries; provided that at the time of creation, issuance, assumption, guarantee or incurrence thereof and after giving effect thereto and to the application of the proceeds thereof:
(1) Consolidated Indebtedness shall not exceed 55% of Consolidated Total Capitalization, and
  (2) in the case of the issuance of any Priority Indebtedness, the aggregate amount of Consolidated Priority Indebtedness (including the Priority Indebtedness then to be created or incurred) shall not exceed 15% of Consolidated Net Worth;
(iv) Indebtedness of a Subsidiary owing to the Company or to a Wholly-owned Subsidiary; and
Indebtedness of a Subsidiary at the time such Subsidiary becomes a Subsidiary; provided that (a) such Indebtedness shall not have been incurred in contemplation of such Subsidiary becoming a Subsidiary and (b) immediately after such Subsidiary becomes a Subsidiary, no Default of Event of Default would exist;
  (b) Indebtedness described on Schedule 5.15 may be renewed, extended, refunded or replaced (without increase in the principal amount remaining unpaid at the time of such renewal, extension, refunding or replacement); provided that at the time of such renewal, extension, refunding or replacement, and after giving effect thereto, no Default or Event of Default would exist.
  (c) Any Person which becomes a Subsidiary after the date hereof shall for all purposes of this Section 10.3 be deemed to have created, assumed or incurred at the time it becomes a Subsidiary all Indebtedness of such Person existing immediately after it becomes a Subsidiary.

Section 10.4. Limitation on Liens. The Company will not, and will not permit any Subsidiary to, create or incur, or suffer to be incurred or to exist, any Lien on its or their property or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, or transfer any property for the purpose of subjecting the same to the payment of obligations in priority to the payment of its or their general creditors, or acquire or agree to acquire, or permit any Subsidiary to acquire, any property or assets upon conditional sales agreements or other title retention devices, except:
  (a) Liens for property taxes and assessments or governmental charges or levies and Liens securing claims or demands of mechanics and materialmen; provided that payment thereof is not at the time required by Section 9.4;
  (b) Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Company or a Subsidiary shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured;
  (c) Liens incidental to the conduct of business or the ownership of properties and assets (including Liens in connection with worker's compensation, unemployment insurance and other like laws, warehousemen's and attorneys' liens and statutory landlords' liens) and Liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other Liens of like general nature, in any such case incurred in the ordinary course of business and not in connection with the borrowing of money; provided in each case, (i) the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings, and (ii) the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary;
  (d) leases or subleases granted by the Company or its Subsidiaries to other Persons, survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which are necessary for the conduct of the activities of the Company and its Subsidiaries or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of the Company and its Subsidiaries;
  (e) Liens securing Indebtedness of a Subsidiary to the Company or to another Wholly-owned Subsidiary;
  (f)  Liens existing as of the date of the Closing and described on Schedule
5.15 hereto;
(g) Liens created or incurred after the date of the Closing given to secure the payment of the purchase price incurred in connection with the acquisition or purchase or the cost of construction of property or of assets useful and intended to be used in carrying on the business of the Company or a Subsidiary, including Liens existing on such property or assets at the time of acquisition thereof or at the time of completion of construction, as the case may be, whether or not such existing Liens were given to secure the payment of the acquisition or purchase price or cost of construction, as the case may be, of the property or assets to which they attach; provided that (i) the Lien shall attach solely to the property or assets acquired, purchased or constructed, (ii) such Lien shall have been created or incurred within 120 days of the date of acquisition or purchase or completion of construction, as the case may be, (iii) at the time of acquisition or purchase or of completion of construction of such property or assets, the aggregate amount remaining unpaid on all Indebtedness secured by Liens on such property or assets, whether or not assumed by the Company or a Subsidiary, shall not exceed an amount equal to 100% of the lesser of the total purchase price or fair market value at the time of acquisition or purchase (as determined in good faith by the Board of Directors of the Company) or the cost of construction on the date of completion thereof, (iv) Indebtedness secured by any such Lien shall have been created or incurred within the limitations provided in Section 10.3(a)(iii)(1), and (v) at the time of creation, issuance, assumption, guarantee or incurrence of the Indebtedness secured by such Lien and after giving effect thereto and to the application of the proceeds thereof, no Default or Event of Default would exist;
  (h) any such Lien existing on property or assets of a corporation at the time such corporation is consolidated with or merged into the Company or a Subsidiary or its becoming a Subsidiary, or any Lien existing on any property or assets acquired by the Company or any Subsidiary at the time such property or assets are so acquired (whether or not the Indebtedness secured thereby shall have been assumed), provided that (i) each such Lien shall extend solely to the property or assets so acquired, (ii) any Indebtedness secured by any such Lien shall have been created or incurred within the limitations provided in Section 10.3(a)(iii)(1), and (iii) at the time of creation, issuance, assumption, guarantee or incurrence of the Indebtedness secured by such Lien and after giving effect thereto and to the application of the proceeds thereof, no Default or Event of Default would exist;
Liens created or incurred after the date of the Closing given to secure Indebtedness of the Company or any Subsidiary in addition to the Liens permitted by the preceding clauses (a) through (h) hereof; provided that (i) all Indebtedness secured by such Liens shall have been incurred within the applicable limitations provided in Sections 10.3(a)(iii)(1) and (2) and (ii) at the time of creation, issuance, assumption, guarantee or incurrence of the Indebtedness secured by such Lien and after giving effect thereto and to the application of the proceeds thereof, no Default or Event of Default would exist; and
  (j) any extension, renewal or refunding of any Lien permitted by the preceding clause (f) of this Section 10.4 in respect of the same property theretofore subject to such Lien in connection with the extension, renewal or refunding of the Indebtedness secured thereby; provided that (i) such extension, renewal or refunding of Indebtedness shall be without increase in the principal amount remaining unpaid as of the date of such extension, renewal or refunding, (ii) such Lien shall attach solely to the same such property, and (iii) at the time of such extension, renewal or refunding and after giving effect thereto, no Default or Event of Default would exist.

Section 10.5. Mergers, Consolidations and Sales of Assets. (a) The Company will not, and will not permit any Subsidiary to, consolidate with or be a party to a merger with any other Person, or sell, lease or otherwise dispose of all or substantially all of its assets (except as expressly permitted by Section 10.5(b)); provided that:
 (i)any Subsidiary may merge or consolidate with or into the Company or any Wholly-owned Subsidiary so long as in (1) any merger or consolidation involving the Company, the Company shall be the surviving or continuing corporation and
(2) in any merger or consolidation involving a Wholly-owned Subsidiary (and not the Company), the Wholly-owned Subsidiary shall be the surviving or continuing corporation;
  (ii) the Company may consolidate or merge with or into any other corporation if (1) the corporation which results from such consolidation or merger (the "surviving corporation") is a solvent corporation organized under the laws of any state of the United States or the District of Columbia, (2) the due and punctual payment of the principal of and premium, if any, and interest on all of the Notes, according to their tenor, and the due and punctual performance and observation of all of the covenants in the Notes and this Agreement to be performed or observed by the Company are expressly assumed in writing by the surviving corporation and the surviving corporation shall furnish to the holders of the Notes an opinion of counsel satisfactory to such holders to the effect that the instrument of assumption has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of the surviving corporation enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles, and (3) at the time of such consolidation or merger and immediately after giving effect thereto, (A) no Default or Event of Default would exist and (B) the surviving corporation would be permitted by the provisions of Section 10.3(a)(iii)(1) to incur at least $1.00 of additional Indebtedness;
the Company may sell or otherwise dispose of all or substantially all of its assets to any Person for consideration which represents the fair market value of such assets (as determined in good faith by the Board of Directors of the Company) at the time of such sale or other disposition if (1) the acquiring Person is a solvent corporation organized under the laws of any state of the United States or the District of Columbia, (2) the due and punctual payment of the principal of and premium, if any, and interest on all the Notes, according to their tenor, and the due and punctual performance and observance of all of the covenants in the Notes and in this Agreement to be performed or observed by the Company are expressly assumed in writing by the acquiring corporation and the acquiring corporation shall furnish to the holders of the Notes an opinion of counsel satisfactory to such holders to the effect that the instrument of assumption has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of such acquiring corporation enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles, and (3) at the time of such sale or disposition and immediately after giving effect thereto, (A) no Default or Event of Default would exist and (B) the acquiring corporation would be permitted by the provisions of Section 10.3(a)(iii)(1) to incur at least $1.00 of additional Indebtedness.
  (b) The Company will not, and will not permit any Subsidiary to, sell, lease, transfer, abandon or otherwise dispose of assets (except assets sold in the ordinary course of business for fair market value and except as provided in
Section 10.5(a)(iii)); provided that the foregoing restrictions do not apply to:
  (i) the sale, lease, transfer or other disposition of assets of a Subsidiary to the Company or a Wholly-owned Subsidiary; or
  (ii) the sale of assets for cash or other property to a Person or Persons other than an Affiliate if all of the following conditions are met:
(1) such assets (valued at net book value) do not, together with all other assets of the Company and its Subsidiaries previously disposed of during the immediately preceding 12 calendar months (other than in the ordinary course of business), exceed 15% of Consolidated Total Assets, determined as of the end of the immediately preceding fiscal quarter;
(2) in the opinion of the Company's Board of Directors, the sale is for fair value and is in the best interests of the Company; and
  (3) immediately after the consummation of the transaction and after giving effect thereto, (A) no Default or Event of Default would exist, and (B) the Company would be permitted by the provisions of Section 10.3(a)(iii)(1) to incur at least $1.00 of additional Indebtedness;
provided, however, that for purposes of the foregoing calculation, there shall not be included any assets the proceeds of which were or are applied within 180 days of the date of sale of such assets to either (A) the acquisition of assets useful and intended to be used in the operation of the business of the Company and its Subsidiaries as described in Section 9.6 and having a fair market value (as determined in good faith by the Board of Directors of the Company) at least equal to that of the assets so disposed of or (B) the prepayment at any applicable prepayment premium, on a pro rata basis, of Senior Indebtedness of the Company. It is understood and agreed by the Company that any such proceeds paid and applied to the prepayment of the Notes as hereinabove provided shall be prepaid as and to the extent provided in Section 8.2.

Section 10.6. Transactions with Affiliates. The Company will not, and will not permit any Subsidiary to, enter into or be a party to any transaction or arrangement with any Affiliate (including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate), except in the ordinary course of and pursuant to the reasonable requirements of the Company's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person other than an Affiliate.

Section 11.	Events of Default.
An "Event of Default" shall exist if any of the following conditions or events shall occur and be continuing:
(a) the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or
(b) the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or
(c) the Company defaults in the performance of or compliance with any term contained in Sections 10.1 through 10.5; or
(d) the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b) and (c) of this Section 11) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a "notice of default" and to refer specifically to this paragraph (d) of Section 11); or
(e) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or
(f) (i) the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $5,000,000 beyond any period of grace provided with respect thereto, or (ii) the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $5,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared, due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (1) the Company or any Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $5,000,000, or (2) one or more Persons have required the Company or any Subsidiary so to purchase or repay such Indebtedness; or
(g) the Company or any Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or
(h) a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Subsidiaries, or any such petition shall be filed against the Company or any of its Subsidiaries and such petition shall not be dismissed within 60 days; or
(i) a final judgment or judgments for the payment of money aggregating in excess of $5,000,000 (excluding for purposes of such determination such amount of any insurance proceeds paid by or on behalf of the Company or any of its Subsidiaries in respect of such judgment or judgments unconditionally acknowledged in writing to be payable by the insurance carrier that issued the related insurance policy) are rendered against one or more of the Company and its Subsidiaries and which judgments are not, within 45 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 45 days after the expiration of such stay; or
(j) if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under
Section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA Section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings,
(iii) the aggregate "amount of unfunded benefit liabilities" (within the meaning of Section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $5,000,000, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect; or
(k) the Company is no longer a member of the Wakefern Food Corporation cooperative.
As used in Section 11(j), the terms "employee benefit plan" and "employee welfare benefit plan" shall have the respective meanings assigned to such terms in Section 3 of ERISA.

Section 12.	Remedies on Default, Etc.

Section 12.1. Acceleration. (a) If an Event of Default with respect to the Company described in paragraph (g) or (h) of Section 11 (other than an Event of Default described in clause (i) of paragraph (g) or described in clause (vi) of paragraph (g) by virtue of the fact that such clause encompasses clause (i) of paragraph (g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.
(c) If any other Event of Default has occurred and is continuing, any holder or holders of more than 51% in principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.
(d) If any Event of Default described in paragraph (a) or (b) of Section 11 has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Note's becoming due and payable under this Section 12.1, whether automatically or by declaration, such Note will forthwith mature and the entire unpaid principal amount of such Note, plus (i) all accrued and unpaid interest thereon and (ii) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for), and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Section 12.2. Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 12.3. Rescission. At any time after any Notes have been declared due and payable pursuant to clause (b) or (c) of Section 12.1, the holders of not less than 67% in principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section
12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 12.4. No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder's rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys' fees, expenses and disbursements.

Section 13.	Registration; Exchange; Substitution of Notes.

Section 13.1. Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

Section 13.2. Transfer and Exchange of Notes. Upon surrender of any Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or its attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Company shall execute and deliver, at the Company's expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000; provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in
Section 6.2.

Section 13.3. Replacement of Notes. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and
(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000, such Person's own unsecured agreement of indemnity shall be deemed to be satisfactory), or
(b) in the case of mutilation, upon surrender and cancellation thereof, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

Section 14.	Payments on Notes.

Section 14.1. Place of Payment. Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of The Bank of New York in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 14.2. Home Office Payment. So long as you or your nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below your name in Schedule A, or by such other method or at such other address as you shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, you shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by you or your nominee you will, at your election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by you under this Agreement and that has made the same agreement relating to such Note as you have made in this Section 14.2.

Section 15.	Expenses, Etc.

Section 15.1. Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys' fees of a special counsel and, if reasonably required, local or other counsel) incurred by you and each Other Purchaser or holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a holder of any Note, and (b) the costs and expenses, including financial advisors' fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes. The Company will pay, and will save you and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those retained by you).

Section 15.2.  Survival.  The obligations of the Company under this
Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

Section 16.	Survival of Representations and Warranties; Entire Agreement.
All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by you of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of you or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between you and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

Section 17.	Amendment and Waiver.
Section 17.1. Requirements. This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to you unless consented to by you in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or change the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 8, 11(a), 11(b), 12, 17 or 20.

Section 17.2.  Solicitation of Holders of Notes.
(a) Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.
  (b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

Section 17.3. Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term "this Agreement" and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

Section 17.4. Notes Held by Company, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

Section 18.	Notices.
All notices and communications provided for hereunder shall be in writing and sent (a) by telefacsimile if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or
(b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:
  (i)	 if to you or your nominee, to you or it at the address specified for such communications in Schedule A, or at such other address as you or it shall have specified to the Company in writing,
  (ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or
 (iii) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Kevin Begley and Frank Sauro, or at such other address as the Company shall have specified to the holder of each Note in writing.
Notices under this Section 18 will be deemed given only when actually received.


Section 19.	Reproduction of Documents.
This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by you at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and you may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

Section 20.	Confidential Information.
For the purposes of this Section 20, "Confidential Information" means information delivered to you by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified [in writing] when received by you as being confidential information of the Company or such Subsidiary; provided that such term does not include information that (a) was publicly known or otherwise known to you prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by you or any Person acting on your behalf, (c) otherwise becomes known to you other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to you under
Section 7.1 that are otherwise publicly available. You will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by you in good faith to protect confidential information of third parties delivered to you; provided that you may deliver or disclose Confidential Information to (i) your directors, trustees, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by your Notes), (ii) your financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which you sell or offer to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which you offer to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), any federal or state regulatory authority having jurisdiction over you, (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about your investment portfolio or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to you, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which you are a party or (z) if an Event of Default has occurred and is continuing, to the extent you may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under your Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.

Section 21.	Substitution of Purchaser.
You shall have the right to substitute any one of your Affiliates as the purchaser of the Notes that you have agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both you and such Affiliate, shall contain such Affiliate's agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, wherever the word "you" is used in this Agreement (other than in this Section 21), such word shall be deemed to refer to such Affiliate in lieu of you. In the event that such Affiliate is so substituted as a purchaser hereunder and such Affiliate thereafter transfers to you all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, wherever the word "you" is used in this Agreement (other than in this Section
21), such word shall no longer be deemed to refer to such Affiliate, but shall refer to you, and you shall have all the rights of an original holder of the Notes under this Agreement.

Section 22.	Miscellaneous.

Section 22.1. Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

Section 22.2. Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

Section 22.3. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 22.4. Construction. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made by the Company for the purposes of this Agreement, the same shall be done by the Company in accordance with GAAP, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

Section 22.5. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 22.6. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

Very truly yours,

VILLAGE SUPER MARKET, INC.



By
[Title]

Accepted as of

[VARIATION]



By
Its

Information Relating to Purchasers


NAME AND ADDRESS OF PURCHASER
PRINCIPAL AMOUNT OF
NOTES TO BE PURCHASED

       $

Defined Terms
As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:
"Agreement" means this Agreement and "Agreements" means, collectively, this Agreement and the Other Agreements.
"Affiliate" means, at any time, and with respect to any Person, (a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any corporation of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. As used in this definition, "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an "Affiliate" is a reference to an Affiliate of the Company.
"Business Day" means (a) for the purposes of Section 8.7 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in Newark, New Jersey or New York, New York are required or authorized to be closed.
"Capital Lease" means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

"Closing" is defined in Section 3.
"Code" means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time. "Company" means Village Super Market, Inc., a New Jersey corporation. "Confidential Information" is defined in Section 20.
"Company Management Group" is defined in Section 8.3(h).
"Consolidated Fixed Charges" for any period means on a consolidated basis the sum of (a) all Rentals (other than Rentals on Capital Leases) payable during such period by the Company and its Subsidiaries, and (b) all Interest Expense on all Indebtedness of the Company and its Subsidiaries payable during such period.

"Consolidated Indebtedness" means all Indebtedness of the Company and its Subsidiaries determined on a consolidated basis eliminating inter-company items. "Consolidated Net Earnings" shall mean the net earnings of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP, excluding: (a) extraordinary gains and losses; (b) any equity interest of the Company on the unremitted earnings of any corporation not a Subsidiary; and (c) any amounts not to exceed $2,000,000 relating to a one-time charge associated with the settlement of litigation involving the Company's Garwood, New Jersey Litigation.
 "Consolidated Net Earnings Available for Fixed Charges" for any period means the sum of (a) Consolidated Net Earnings during such period plus (to the extent deducted in determining Consolidated Net Earnings), (b) all provisions for any Federal, state or other income taxes made by the Company and its Subsidiaries during such period, (c) all provisions for depreciation and amortization (other than amortization of debt discount) made by the Company and its Subsidiaries during such period, and (d) Consolidated Fixed Charges during such period. "Consolidated Net Worth" means, as of the date of any determination thereof the amount of the capital stock accounts (net of treasury stock, at cost) plus (or minus in the case of a deficit) the surplus in retained earnings of the Company and its Subsidiaries as determined in accordance with GAAP.
"Consolidated Priority Indebtedness" means all Priority Indebtedness of the Company and its Subsidiaries determined on a consolidated basis eliminating inter-company items.
"Consolidated Total Assets" means as of the date of any determination thereof, total assets of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP.
"Consolidated Total Capitalization" means as of the date of any determination thereof, the sum of (a) Consolidated Indebtedness plus (b) Consolidated Net Worth.
"Control Event" is defined in Section 8.3(h).
 "Default" means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.
"Default Rate" means that rate of interest that is the greater of (i) 2% per annum above the rate of interest stated in clause (a) of the first paragraph of the Notes or (ii) 2% over the rate of interest publicly announced by The Bank of New York in New York as its "base" or "prime" rate.
"Environmental Laws" means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
"ERISA Affiliate" means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under Section 414 of the Code.
"Event of Default" is defined in Section 11.
"Exchange Act" means the Securities Exchange Act of 1934, as amended.
"Exchange Act Persons" is defined in Section 8.3(h).
"Existing Loan Agreement" means that certain Loan Agreement, dated as of May 30, 1997 among First Union National Bank (f/k/a CoreStates Bank, N.A.) and Summit Bank, as lenders and First Union National Bank, as agent.
"GAAP" means generally accepted accounting principles as in effect from time to time in the United States of America.
"Garwood, New Jersey Litigation" means the litigation described on Schedule 5.8.
 "Governmental Authority" means
  (a)	the government of
(h) the United States of America or any State or other political subdivision thereof, or
  (ii)any jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or
  (b)	any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.
"Guaranty" means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:
(a) to purchase such Indebtedness or obligation or any property constituting security therefor;
 (b) to advance or supply funds (i) for the purchase or payment of such Indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation;
  (c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of any other Person to make payment of the Indebtedness or obligation; or
 (d) otherwise to assure the owner of such Indebtedness or obligation against loss in respect thereof.
In any computation of the Indebtedness or other liabilities of the obligor under any Guaranty, the Indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor. "Hazardous Material" means any and all pollutants, toxic or hazardous wastes or any other substances, including all substances listed in or regulated in any Environmental law that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, regulated, prohibited or penalized by any applicable law (including, without limitation, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls).
"holder" means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1. "Indebtedness" with respect to any Person means, at any time, without duplication,
(a) its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock;
 (b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);
 (c) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases;
 (d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);
 (e) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money), except letters of credit representing obligations for performance guarantees;
 (f) Swaps of such Person; and
 (g) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.
Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.
"Institutional Investor" means (a) any original purchaser of a Note, (b) any holder of a Note holding more than 5% of the aggregate principal amount of the Notes then outstanding, and (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.
"Interest Expense" of the Company and its Subsidiaries for any period means all interest (including the interest component on Rentals on Capital Leases) and all amortization of debt discount and expense on any particular Indebtedness (including, without limitation, payment-in-kind, zero coupon and other like Securities, fees and commissions for letters of credit and bankers' acceptance financing and the net interest costs of interest rate swaps and hedges) for which such calculations are being made. Computations of Interest Expense on a pro forma basis for Indebtedness having a variable interest rate shall be calculated at the rate in effect on the date of any determination.
"Investments" means all investments, in cash or by delivery of property, made directly or indirectly in any property or assets or in any Person, whether by acquisition of shares of capital stock, Indebtedness or other obligations or Securities or by loan, advance, capital contribution or otherwise; provided that "Investments" shall not mean or include routine investments in property to be used or consumed in the ordinary course of business.
"Lien" means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements). "Loan Agreement" means that certain Loan Agreement, dated as of September 16, 1999 between First Union National Bank and the Company.
 "Make-Whole Amount" is defined in Section 8.7.
"Material" means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Company and its Subsidiaries taken as a whole.
"Material Adverse Effect" means a material adverse effect on (a) the business, operations, affairs, financial condition, assets, properties or prospects of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement and the Notes, or (c) the validity or enforceability of this Agreement or the Notes.
"Memorandum" is defined in Section 5.3.
"Minority Interests" means any shares of stock of any class of a Subsidiary (other than directors' qualifying shares as required by law) that are not owned by the Company and/or one or more of its Subsidiaries. Minority Interests shall be valued by valuing Minority Interests constituting preferred stock at the voluntary or involuntary liquidating value of such preferred stock, whichever is greater, and by valuing Minority Interests constituting common stock at the book value of capital and surplus applicable thereto adjusted, if necessary, to reflect any changes from the book value of such common stock required by the foregoing method of valuing Minority Interests in preferred stock. "Multiemployer Plan" means any Plan that is a "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA).
"Non-U.S. Pension Plan" means any plan, fund, or other similar program established or maintained outside the United States of America by the Company or any one or more of the Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides for retirement income for such employees or a deferral of income for such employees in contemplation of retirement and is not subject to ERISA or the Code.
"Noteholder Notice" is defined in Section 8.3(a).
"Notes" is defined in Section 1.
"Officer's Certificate" means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.
"Other Agreements" is defined in Section 2.
Other Purchasers" is defined in Section 2.
"PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.
"Person" means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.
"Plan" means an "employee benefit plan" (as defined in Section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability. "Preferred Stock" means any class of capital stock of a corporation that is preferred over any other class of capital stock of such corporation as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such corporation.
"Priority Indebtedness" means (a) any Indebtedness of the Company secured by a Lien created or incurred within the limitations of Section 10.4(i), and (b) any Indebtedness of the Company's Subsidiaries.
"property" or "properties" means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.
"QPAM Exemption" means Prohibited Transaction Class Exemption 84-14 issued by the United States Department of Labor.
"Required Holders" means, at any time, the holders of at least 51% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).
"Responsible Officer" means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.
"Rentals" means and include as of the date of any determination thereof all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Company or a Subsidiary, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by the Company or a Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges. Fixed rents under any so-called "percentage leases" shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.
"SEC Rule 144A" means Rule 144A under the Securities Act.
"Securities Act" means the Securities Act of 1933, as amended from time to time. "Security" shall have the same meaning as in Section 2(1) of the Securities Act. "Senior Financial Officer" means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.
"Senior Indebtedness" means all Indebtedness of the Company or of any Subsidiary which is not expressed to be subordinate or junior in right of payment to any other Indebtedness of the Company.
"Subsidiary" means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a "Subsidiary" is a reference to a Subsidiary of the Company.
"Swaps" means, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency. For the purposes of this Agreement, the amount of the obligation under any Swap shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.
"Voting Stock" means Securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).
"Wakefern" means Wakefern Food Corp., a New Jersey corporation.
"Wholly-owned Subsidiary" means, at any time, any Subsidiary one hundred percent (100%) of all of the equity interests (except directors' qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company's other Wholly-owned Subsidiaries at such time.


[Form of Note]
Village Super Market, Inc.
8.12% Senior Note due September 16, 2009
No. [         ] September 16, 1999
$[          ]  PPN 927107 A@ 1
FOR VALUE RECEIVED, the undersigned, VILLAGE SUPER MARKET, INC.(herein called the "Company"), a corporation organized and existing under the laws of the State
of State of       , hereby promises to pay to      , or registered assigns, the
principal sum of            DOLLARS on September 16, 2009, with interest
(computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of 8.12% per annum from the date hereof, payable semiannually, on the sixteenth day of March and September in each year, commencing with the March 16th or September 16th next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount (as defined in the Note Purchase Agreements referred to below), payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (i) 10.12% or (ii) 2% over the rate of interest publicly announced by The Bank of New York from time to time in New York as its "base" or "prime" rate.
Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreements referred to below.
This Note is one of a series of Senior Notes (herein called the "Notes") issued pursuant to separate Note Purchase Agreements, dated as of September 1, 1999 (as from time to time amended, the "Note Purchase Agreements"), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreements and (ii) to have made the representation set forth in
Section 6.2 of the Note Purchase Agreements.
This Note is a registered Note and, as provided in the Note Purchase Agreements, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder's attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.
The Company will make required prepayments of principal on the dates and in the amounts specified in the Note Purchase Agreements. This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreements, but not otherwise.
If an Event of Default, as defined in the Note Purchase Agreements, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreements.
This Note shall be construed and enforced in accordance with, and the rights and parties shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State which would require application of the laws of the jurisdiction other than such State.


           VILLAGE SUPER MARKET, INC.

                LOAN AGREEMENT
                  BETWEEN
          FIRST UNION NATIONAL BANK,
      a National Banking Association,

As "Lender"

AND

        VILLAGE SUPER MARKET, INC.,
        a New Jersey Corporation,

as "Borrower"


DATED:   September 16, 1999

Prepared By:Francis J. Quinn, Esq.
		Windels, Marx, Davies & Ives
		120 Albany Street Plaza
		New Brunswick, New Jersey  08901
		Telephone No. (732) 846-7600
		Telecopier No. (732) 846-8877



LOAN AGREEMENT

This Loan Agreement is made as of this 16th day of September, 1999,

BETWEEN: FIRST UNION NATIONAL BANK, a National Banking Association having an office at 190 River Road, Mail Code NJ 3161, Summit, New Jersey 07901 (the "Lender");

AND:      VILLAGE SUPER MARKET, INC. (the "Borrower"),  a New Jersey corporation having its principal place of business at 733 Mountain Avenue, Springfield, New Jersey 07081.

PURPOSE: This Loan Agreement is intended to set the terms of certain revolving credit loans involving the Lender and the Borrower.

In exchange of the mutual covenants in the Loan Documents and other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the parties to this Loan Agreement hereby agree to the flowing terms, conditions and provisions:

SECTION I - DEFINITIONS

Capitalized Terms. The capitalized terms in this Loan Agreement shall be defined as follows:

"Affiliate" of a Person means another Person who directly or indirectly controls, is controlled by, or is under common control with such Person.

"Applicable Margin" means, with respect to any LIBOR Loan, the number of Basis Points set forth below in the first column upon the Borrower obtaining and maintaining the Ratio of EBITDAR to Interest Plus Rent set forth below in the second column:

Applicable Margin            Ratio of EBITDAR to Interest Plus Rent

125 basis points             Equal to or greater than 2.75 to 1.00

150 basis points             Equal to or greater than 2.40 to 1.00,
                              but less than 2.75 to 1.00

175 basis points             Equal to or greater than 2.30 to 1.00,
                              but less than 2.40 to 1.00

Any increase or decrease in the Applicable Margin hereunder shall be effective two (2) Banking Days after the Borrower has delivered to the Lender all of the financial information for the prior Fiscal Quarter required hereunder. Notwithstanding the foregoing, it is hereby acknowledged that the initial Applicable Margin shall be 125 basis points and at all times during which there exists a Default or Event of Default hereunder, the Applicable Margin shall be 175 basis points for LIBOR Loans.

"Banking Day" means any day excluding Saturday, Sunday and any day that in the State of New Jersey is a legal holiday or a day on which banking institutions are authorized by law to close.

"Basis Point" means one one-hundredth (.01) of a percentage point.

"Borrower" means the "Borrower" named in the caption of this Loan Agreement and its successors and assigns.

"Capital Expenditure" shall have the meaning attributable to such term under GAAP.

"Capital Lease" means any lease with respect to which the obligation to pay rent or other amounts constitutes Capitalized Lease Obligations.

"Capitalized Lease Obligations" means obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as capital leases on a balance sheet in accordance with GAAP.

"Commitment" means, from and including the Date of Closing to but excluding the Maturity Date, the $15,000,000.00 as such amount may be adjusted pursuant to
Section 2.3 or otherwise hereunder.

"Company" means any of Borrower and the Subsidiaries. "Companies" means Borrower and all of the Subsidiaries.

"Date of Closing" means the date on which the conditions precedent set forth in
Section 4.1 have been fulfilled to the satisfaction of the Lender.

"Default" means any condition or event that, with notice or lapse of time, would give rise to an Event of Default.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

"Event of Default" means any event of default listed in Section VIII.

"Existing Credit Facility" means the credit facility made available to the Borrower pursuant to that certain Revolving Credit and Term Loan Agreement dated as of May 30, 1997 by and between the Borrower, the Lender (then known as CoreStates Bank, N.A.), as a lender and the agent thereunder, and Summit Bank, as a lender thereunder.

"Fiscal Year" means the fiscal year for each Company which is the 52 or 53 week period ending on the last Saturday of the month of July of each calendar year.

"Fiscal Quarter" means the four fiscal quarters in each Fiscal Year of the Borrower as adopted by the Borrower for reporting purposes with the Securities and Exchange Commission ("SEC") or (if the Borrower is no longer a reporting company with the SEC) as otherwise reasonably adopted by the Borrower in good faith.

"GAAP" means generally accepted accounting principles, consistently applied.

"Garwood Facility" means the proposed supermarket to be constructed in Garwood, New Jersey (bordering Westfield, New Jersey).

"Hazardous Substance(s)" means any pollutants and dangerous substances including radon, and any "hazardous wastes" or "hazardous substances" as defined in the Industrial Site Recovery Act (N.J.S.A. 13: 1 K-6 et seq.), the Spill Compensation and Control Act (N.J.S.A. 58:10-23.11 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. 6901 et seq.), the Comprehensive Environmental Responsibility Compensation and Liability Act (42 U.S.C. 9601 et seq.) or any other state or federal environmental law or regulation.

"Interest Payment Date" means:

(a) as to any Prime Rate Loan, the first day of each month and the applicable Maturity Date; or

(b) as to any LIBOR Loan, the last day of each Interest Period; provided however, that when the applicable Interest Period is more than one month interest shall also be payable on the same day in each calendar month that the Interest Period commenced (or the last day of the month if there is no corresponding date in such month).

"Interest Period" means with respect to any LIBOR Loan:

(a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such LIBOR Loan and ending one (1), two (2) or three (3) months thereafter, as selected by the Borrower in its Notice of Borrowing delivered pursuant to Section 2.7 hereof, or in its notice of conversion delivered pursuant to Section 2.8 hereof, as the case may be, given with respect thereto; and

(b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such LIBOR Loan and ending one (1), two (2) or three (3) months thereafter, as selected by the Borrower in its notice of continuance delivered pursuant to Section 2.8 hereof, with respect thereto; provided that, all of the foregoing provisions relating to Interest Period shall be subject to the following:

(a) if any Interest Period pertaining to a LIBOR Loan would otherwise end on a day that is not a LIBOR Banking Day, such Interest Period shall be extended to the next succeeding LIBOR Banking Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding LIBOR Banking Day; and

(b) any Interest Period pertaining to a LIBOR Loan that begins on the last LIBOR Banking Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last LIBOR Banking Day of a calendar month.

"InsuRite" means Insure-Rite Ltd., a captive insurance company owned by Wakefern, the Borrower and various other entities.

"Lending Office" means the lending office of the Lender designated in the caption of this Loan Agreement or such other office of the Lender as the Lender may from time to time specify to the Borrower as the office at which its Loan is to be maintained.

"Letter of Credit" is defined in Section 2.11(A).

"Liabilities" means, at any date, (i) the amount of all liabilities and obligations that, in accordance with GAAP, should be classified as liabilities as shown on the liability side of a consolidated balance sheet of the Borrower at such date inclusive of all amounts for deferred taxes and (ii) all guarantees and endorsements (including all indebtedness and liabilities guaranteed, directly or indirectly in any manner by Borrower, including letters of credit and standby letters of credit (except for the workman's compensation letter of credit to the extent accrued as a liability on the Borrower's balance sheet)).

"LIBOR Banking Day" means any Banking Day on which dealing in the London interbank market may be carried on by commercial banks in London, England.

"LIBOR Loan" means any Loan that bears interest at a rate of interest based upon the LIBOR Rate.

"LIBOR Rate" means, with respect to each day during each Interest Period pertaining to a LIBOR Loan, the per annum rate (rounded to the next higher 1/100 of 1%) for deposits in United States dollars for a period equal to the relevant Interest Period as reported on the Telerate Page 3750 as of 11:00 a.m. (London time), on the day that is two (2) LIBOR Banking Days prior to the commencement of such Interest Period (or if not so reported, then as determined by the Lender from another recognized source for London interbank market quotations), adjusted for reserves by dividing that rate by 1.00 minus the LIBOR Reserve.

"LIBOR Reserve" means the maximum percentage reserve requirements (rounded to the next higher 1/100 of 1% and expressed as a decimal) of the Lender (including, without limitation, basic, supplemental, marginal and emergency reserves), in effect on any day during the relevant Interest Period under Regulation D with respect to eurocurrency funding currently referred to as "Eurocurrency liabilities" in Regulation D.

"Lien" means any mortgage, pledge, security interest, encumbrance, collateral assignment, lien or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement or any lease in the nature thereof

"LIFO" means the LIFO provision for any period, computed in accordance with GAAP.

"Loan" means each and every Revolving Credit Loan made by the Lender hereunder. For purposes of this Loan Agreement, the continuation or conversion of a LIBOR Loan or Prime Rate Loan shall not constitute the making of a new Loan.

"Loan Agreement" means this Loan Agreement.

"Loan Document(s)" means this Loan Agreement and all documents, notes, assignments, certificates and agreements of any kind listed, described or referenced on the Closing Memorandum annexed to this Loan Agreement as "Exhibit A" or otherwise executed in connection with this Loan Agreement.

"Maturity Date" means September 16, 2002; subject, however, to extension as provided in Section 3.6 hereof.

"Net Income" means net income (excluding (i) any extraordinary items, (ii) an amount not to exceed $2,000,000 related to a one-time charge associated with the settlement of certain currently pending litigation involving the Garwood Facility, (iii) other non-cash gains, and (iv) other non-cash losses) for the Companies calculated on a consolidated basis in accordance with GAAP.

"Note" means the Revolving Loan Note.

"Note Private Placement" means the private placement of the Borrower's notes as contemplated in Section 4.1(C) hereof.

"Notice of Borrowing" means the notice of  borrowing as described in Section
2.7.

"Obligation(s)" means all debts, liabilities, duties and obligations owing by any Company to the Lender, whether direct or indirect, now existing or in the future created or acquired, contingent or non-contingent, due or to become due, liquidated or unliquidated, including those arising under the Revolving Loan, commitments of any kind by the Lender, or on behalf of any Company, all expenses of the Lender to protect its interests under any Loan Documents, and all other debts and obligations relating to, or arising under, this Loan Agreement or any other Loan Document.

"Opinion Letter" means the opinion letter from the Borrower's counsel to the Lender and its counsel in the form annexed as "Exhibit C" to this Loan Agreement.

"Permitted Dispositions" means (a) sales or other forms of dispositions of Properties of any of the Companies so long as the aggregate book value of such Properties sold or disposed in any Fiscal Year does not exceed five percent (5%) of the total assets of the Companies determined on a consolidated basis in accordance with the definition of Tangible Net Worth for the Fiscal Year then most recently ended and (b) any sale-leaseback transaction involving any of the Companies' store facilities which are acquired subsequent to the Date of Closing, in which such Company sells or transfers said facility to a Person (other than a Company) and, as part of the same transaction, a Company rents or leases, or similarly acquires the right to possession or use of, such facility for essentially the same purpose.

"Permitted Encumbrance(s)" means any of the following: (a) taxes, assessments and other governmental charges not yet due and payable or that can be paid without penalty, or that are currently being contested in good faith by appropriate proceedings; provided, the Companies shall have set aside on their books adequate reserves for any tax, assessment or other governmental charge so being contested; (b) workmen's, repairmen's, warehousemen's and carriers' liens and other similar Liens arising in the ordinary course of business for charges not delinquent or that are currently being contested in good faith by appropriate proceedings, provided, the Borrower shall have set aside on its books adequate reserves for such Liens being contested; (c) easements, rights of way, exceptions, encroachments, reservations, restrictions, conditions or limitations that do not in the aggregate materially interfere with or impair the intended use of any property or render title to any property unmarketable; (d) rights reserved to, or vested in, any municipality or governmental or other public authority that do not in the aggregate materially interfere with or impair the intended operation or use of any property or render title to any property unmarketable; (e) a purchase money mortgage in favor of Norman Sevell on certain land in Westfield, New Jersey, in the outstanding principal amount of $4,150,000; (f) Liens on or in shares of capital stock of Wakefern owned by Borrower to secure Borrower's obligations to Wakefern to make capital contributions to Wakefern and indebtedness owing to Wakefern with respect to the purchase of inventory; (g) Liens listed on Exhibit 6 to the Principal's Certificate and consented to by the Lender; (h) purchase money Liens (other than Liens listed or described above) on Property directly acquired with the proceeds of the Liabilities secured by said Lien so long as (x) the amount of any such Liabilities does not exceed 100% of the fair market value of the Property so encumbered and (y) the aggregate amount of all such Liabilities does not exceed $2,000,000 at any time outstanding (exclusive of the Liabilities secured by Liens permitted pursuant to clause (i) below; (i) purchase money Liens for equipment purchased under any Wakefern sponsored financing program so long as the Lien only affects and attaches to the equipment so purchased; (j) Liens in favor of Wakefern on deposits made with Wakefern; (k) Liens in favor of the Lender; and (l) leases listed on Exhibit 7 to the Principal's Certificate and consented to by the Lender.

"Person(s)" means an individual, corporation, partnership, limited partnership, limited liability company, joint venture, trust, joint stock company, unincorporated organization, association, governmental agency or political subdivision.

"Plan(s)" means each employee benefit plan maintained for employees of any Company, as defined in Section 3(2) of the Employee Retirement Income Act of 1974, as amended.

"Prime Rate" means the per annum rate of interest established by Lender as its reference rate in making loans, and does not reflect the rate of interest charged to any particular borrower or class of borrowers. The Borrower acknowledges that the Prime Rate is not tied to any external index or rate of interest and that the rate of interest charged hereunder shall change automatically and immediately as of the date of any change in the Prime Rate without notice to Borrower.

"Prime Rate Loan" means any Loan that bears interest at a rate of interest based upon the Prime Rate.

"Principal's Certificate" means the principal's certificate of this date given to the Lender by the president of Borrower.

"Privately Placed Notes" means the $30,000,000 Senior Unsecured Notes of the Borrower issued in connection with the Note Private Placement.

"Property" means all property, rights and interests presently owned or in the future created or acquired by any Company, whether tangible or intangible, including realty, fixtures, goods, inventory, equipment, real property leases, stock, instruments, chattel paper, bank accounts and equipment leases including the stock of the Subsidiaries, and the proceeds and products of the foregoing.

"Ratio of EBITDAR to Interest Plus Rent" means, for the four (4) most recently completed Fiscal Quarters preceding the date of determination, the sum of earnings before interest, taxes, depreciation, amortization and Rent, excluding
(i) any extraordinary items, (ii) an amount not to exceed $2,000,000 related a one-time charge associated with the settlement of certain currently pending litigation involving the Garwood Facility, (iii) other non-cash gains, and (iv) other non-cash losses, divided by the sum of the aggregate amount of its interest expense accruing with respect to any and all of its indebtedness plus the aggregate amount of its Rent.

"Ratio of Funded Debt Plus 8* Rent to EBITDAR" means, as applied to any person or entity, the sum of all indebtedness for borrowed money, including, without limitation, Capitalized Lease Obligations, subordinated debt (including debt subordinated to the Lender), and unreimbursed drawings under letters of credit, or any other monetary obligation evidenced by a note, bond, debenture or other agreement of that person or entity and excluding any obligations of the Borrower to purchase stock of Wakefern, plus the product of eight (8) times the aggregate amount of its Rent divided by the sum of earnings before interest, taxes, depreciation, amortization and Rent, excluding (i) any extraordinary items,
(ii) an amount not to exceed $2,000,000 related to a one-time charge associated with the settlement of certain currently pending litigation involving the Garwood Facility, (iii) other non-cash gains, and (iv) other non-cash losses.

"Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

"Rent" means the minimum amount of rental and other obligations, determined on a consolidated basis in accordance with GAAP, required to be paid during such period by any of the Companies as lessee under all leases of real or personal property (other than Capital Leases), excluding any amounts required to be paid by the lessee (whether or not therein designated as rent or additional rent) (a) which are on account of maintenance and repairs, insurance, taxes, assessments and similar charges or (b) which are based on profits, revenues or sales realized by the lessee from the leased property or otherwise based on the performance of the lessee.

"Revolving Loan" means the loans described in Section II.

"Revolving Note" means the Revolving Note of this date from Borrower to the order of the Lender, and any amendments or modifications thereof. A copy of the Revolving Note is annexed to this Loan Agreement as "Exhibit B."

"Section" means a section of this Loan Agreement.

"Subsidiaries" means any other corporation or similar entity, a majority of the stock or dispositive voting power of which is owned or possessed directly or indirectly by the Borrower.

"Sumas Family" means (i) Perry Sumas, Robert Sumas, James Sumas, William Sumas, and John Sumas, (ii) any spouse, heirs, legatees, or lineal descendants (to the third degree of consanguinity) of the individuals listed in clause (i) above, or
(ii) trusts established primarily for the benefit of the individuals listed in clauses (i) and (ii) above, so long as such any such trust has been established in good-faith for legitimate estate planning purposes.

"Tangible Net Worth" means (x) total "assets" less (y) total "liabilities," in each case as would be shown on a consolidated balance sheet of the Companies prepared in accordance with GAAP. For purposes of this definition, there shall be (a) excluded from the definition of "assets" all assets classified as intangible in accordance with GAAP, including organizational expenses, patents, trademarks, service marks, copyrights, goodwill, franchises, brand names, covenants not to compete, research and development costs, treasury stock, and monies due from principals and Affiliates and all unamortized debt discounts and deferred charges, (b) deducted from "assets" reserves for LIFO, depreciation, depletion, obsolescence and amortization and all other proper reserves that are required to be maintained pursuant to the Loan Agreement or that, in accordance with GAAP, should be established in connection with the business conducted by the Companies and (c) "liabilities" shall include any debt subordinated in writing to the Obligations on terms and conditions acceptable to the Lender.

"Telerate Page 3750" means the display designated as "Page 3750" on the Dow Jones Telerate Service (or such other page as may replace that page on that service for the purpose of displaying London interbank offered rates of major banks.

"Term" means the duration of this Loan Agreement as set forth in Section 3.6.

"Termination Event" means a "reportable event" as defined in section 4043(b) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the filing of a notice to terminate under section 4041 of ERISA or any other event or condition that might constitute grounds under section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan.

"Traveler's Mortgage Debt" means that certain mortgage indebtedness owing to Travelers Insurance Company and the Travelers Indemnity Company in an original principal amount of $4,000,000 secured by a mortgage upon certain of the Borrower's real property located in Egg Harbor, New Jersey

"Wakefern" means Wakefern Food Corp., a New Jersey corporation.

1.2 Interpretation. Unless otherwise specified, the following rules of construction shall apply to this Loan Agreement:

(A) The term "any" shall be construed as if followed by the phrase "one or more"; the term "including" shall be construed as if followed by the phrase "without limitation"; and the term "days" shall be construed as if preceded by the word "calendar," unless it is capitalized and is preceded by the word "Banking".

(B)   Singular words include the plural and plural words include the singular.

(C) Title headings and subheadings are for organizational purposes only and neither add to, nor limit, the meaning of any provision.

(D) All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all financial data required to be delivered hereunder shall be prepared in accordance with GAAP.

SECTION II - REVOLVING LOAN

Subject to the terms and conditions set forth in this Loan Agreement and the full satisfaction of all requirements of the Lender and its counsel, including delivery of all documents listed on Exhibit A, and the absence of any Default or Event of Default, the Lender will, from time to time, make loans to the Borrower in such amounts and under such terms as set forth below:

2.1	 Amount of Loans.	The aggregate amount of all loans and extensions of
credit at any time outstanding under the Revolving Loan shall not exceed FIFTEEN
MILLION AND 00/100 ($15,000,000) DOLLARS. The Borrower may request that
Revolving Loans be made in the form of a Prime Rate Loan or LIBOR Loan in accordance with the procedures, and subject to the limitations, set forth in this Loan Agreement. Until the Maturity Date, in the absence of any Default or
Event of Default, the Borrower may borrow, reborrow and repay the Revolving Loan so long as the aggregate outstanding balance is never in excess of $15,000,000.

2.2 Loans In Excess of Maximum. If, for any reason, the aggregate outstanding balance of the Revolving Loan should at any time exceed FIFTEEN MILLION AND 00/100 ($15,000,000) DOLLARS, all sums advanced shall nonetheless constitute indebtedness under this Loan Agreement and shall be due and payable upon demand.

2.3 Reduction in Commitment. At any time, the Borrower, on ten (10) days' advance written notice to the Lender, may reduce the Commitment under the Revolving Loan set forth in Section 2.1 provided that (a) the reduction is in increments of One Million and 00/100 ($1,000,000) Dollars, and (b) the reduction does not reduce the Commitment to an amount less than the current principal balance then outstanding hereunder. Any such notice of reduction shall be irrevocable and permanent, and the Borrower shall have no right to increase the Commitment under the Revolving Loan once reduced by the Borrower hereunder.

2.3 Principal Payment. The Borrower shall not be required to make principal payments prior to the Maturity Date except as required under Section 2.2 or if there shall be an Event of Default. On the Maturity Date, the Borrower shall repay the entire principal balance of the Revolving Loan outstanding as of the Maturity Date together with all accrued interest and other sums then outstanding under the Revolving Loan, which shall all then be due and payable in full.

2.4 Interest Payment. Accrued interest on the daily principal balance is due and payable on each Interest Payment Date. Any interest not paid when due, in the Lender's discretion, and without limitation of any other right or remedy in any Loan Document (including the right to charge a late fee or to raise the interest rate after an Event of Default) may be added to the principal amount outstanding under the Revolving Loan and accrue interest at the Prime Rate and be payable upon demand.

2.5 Clean-up of Principal Balance. The Borrower shall be required to repay the aggregate principal balance of the Revolving Loan to a maximum of One Hundred and 00/100 ($100.00) Dollars for thirty (30) consecutive days during each period of twelve (12) months in which the Revolving Loan is available hereunder.

2.7  Method of Borrowing.

(A) Notice of Borrowing. To borrow or to select a type of loan under the Revolving Loan, the Borrower shall deliver to the Lender (or transmit by telecopier with the original to be mailed or delivered to the Lender on the same day) by 11:00 a.m. of any Banking Day an irrevocable Notice of Borrowing signed by an authorized signer of the Borrower as designated in the borrowing resolutions substantially in the form of the annexed Exhibit D specifying each of the following:

  (i) the proposed borrowing date for a Revolving Loan which, (a) in the case of a Prime Rate Loan may be the same Banking Day or, (b) in the case of a LIBOR Loan shall be a LIBOR Banking Day at least two (2) Banking Days thereafter;

(ii)  the type of loan requested;

(iii) the amount of the proposed borrowing which, in the case of a Prime Rate Loan shall be at least $500,000 and in multiples of $50,000 and in the case of a LIBOR Loan shall be in multiples of $1,000,000;

(iv) in the case of a LIBOR Loan, the duration of the Interest Period for each borrowing (which Interest Period: (a) shall be either one (1) month, two (2) months, or (3) three months; and (b) shall not extend beyond the Maturity Date) and;

(v) instructions to the Lender as to the deposit or transmittal of the borrowed funds.

Amounts drawn on the Revolving Loan on the effective date of the Loan Agreement shall be deemed to be LIBOR Loans.

(B) Determination of Rate. For any LIBOR Loan, two (2) LIBOR Banking Days before the first day of the applicable Interest Period, the Lender shall determine the applicable LIBOR Rate and advise Borrower of that rate by telephone or telecopier. If by 11:30 a.m. of the day in which the Lender quotes any rate the Borrower shall not have advised the Lender (by telephone with immediate telecopier confirmation) whether Borrower wishes to receive the quoted rate, then the Lender may, in its discretion, conclude that the Borrower has rejected the quoted rate and chosen instead to receive a Prime Rate Loan in an amount equal to the Loan requested in the applicable Notice of Borrowing. The Lender's determination of any rate shall be conclusive, absent manifest error.

(C) Deduction for Amounts Due. If any Revolving Loan is to be made on a day on which Borrower is to repay any outstanding Loan, the Lender is authorized to apply proceeds from the new Loan to make that payment and advance to Borrower only the net amount of the new Loan after deducting the amount of the existing Loan payment including principal and accrued interest that had been due.

2.8	Loan Selection.

(A) Revolving Loan. During the term of the Revolving Loan prior to 12:00 noon of the Banking Day prior to the Maturity Date, by delivering a Notice of Borrowing pursuant to Section 2.7, the Borrower may: (1) convert any Prime Rate Loan to a LIBOR Loan by giving the Lender the Notice of Borrowing two (2) LIBOR Banking Days before the first day of the applicable Interest Period; (2) at the end of any Interest Period, convert any LIBOR Loan to a Prime Rate Loan; and (3) at the end of any Interest Period, convert any LIBOR Loan to a LIBOR Loan with a different Interest Period. The Borrower must select either a LIBOR Rate or the Prime Rate for the entire amount of any advance, but may simultaneously have outstanding various types of Revolving Loans. The Borrower shall have no right to select an Interest Period for a LIBOR Loan that would go beyond the Maturity Date.

(B) Lender's Election of Rate. If the Lender does not receive a timely Notice of Borrowing prior to the expiration of any Interest Period for a LIBOR Loan, the Borrower shall be deemed to have elected to pay in full that LIBOR Loan at the end of the Interest Period out of the proceeds of a new Prime Rate Loan. That new Prime Rate Loan will be in a principal amount equal to the principal amount and, if the Lender determines in its absolute discretion, accrued interest of the LIBOR Loan that is being repaid and shall be deemed made automatically and contemporaneously with the payment of that LIBOR Loan.

2.9 Use of Proceeds. The proceeds of any advances under the Revolving Loan will be used by the Borrower to fund general working capital and corporate purposes of the Companies or for any other purpose (but not new store construction).

2.10 Notes. The Revolving Loan shall be evidenced by the Revolving Note, a copy of which is annexed as Exhibit B.

2.11 Standby Letters of Credit. The Lender, in its discretion, may issue or process an application for a letter of credit or any other credit accommodation on behalf of the Borrower. The letters of credit issued hereunder may be used to secure obligations to the Borrower's insurers under the Borrower's worker's compensation program or any other lawful purpose. While there is no commitment to issue any letters of credit hereunder, the aggregate principal amount of letters of credit which may be issued by the Lender and outstanding hereunder shall not exceed Three Million and 00/100 ($3,000,000) Dollars. If any letters of credit are issued, the following terms shall also apply:

(A) Any letters of credit issued by the Lender will be in the Lender's customary form (individually a "Letter of Credit" and, collectively, the "Letters of Credit") for the account of the Borrower. Letters of Credit may be issued at any time and from time to time on or after the date hereof through the date which is sixty (60) days before the Maturity Date, provided that the existing letter of credit no. 516165 issued by New Jersey National Bank (predecessor to CoreStates, in turn, the predecessor to the Lender) on the account of Borrower an original face amount of $1,705,000 (with $1,000,000 currently available to be drawn) shall be deemed to be a Letter of Credit under this Loan Agreement. The aggregate amount outstanding at any time of all Letters of Credit shall not exceed $3,000,000. The term of any Letter of Credit shall not exceed one year, and each such Letter of Credit shall have an expiry which is not later than the Maturity Date; provided, however, that any outstanding Letter of Credit with provision for automatic renewal will continue to be renewed up to the Banking Day prior to the Maturity Date as set forth under the terms of such Letter of Credit and payment of fees, repayment terms and other provisions of such Letter of Credit will continue to be governed by this Section 2.12 except the last sentence of clause (G) below. No outstanding Letter of Credit, and no Letter of Credit issued hereunder, shall be automatically renewed for any period beyond five (5) years from the date of initial issuance.

(B) The Borrower shall notify the Lender at least ten (10) Banking Days in advance by written notice of its request that the Lender issue a Letter of Credit. Each such notice shall be irrevocable and confirmed immediately by delivery to the Lender of a Request for Letter of Credit in the Lender's customary form, but without any accompanying terms and conditions which are inconsistent with this Loan Agreement or the other Loan Documents.

(C) Each request for a Letter of Credit shall constitute a representation and warranty by the Borrower that, except as contemplated by the Loan Documents: (i) the representations and warranties set forth in Section V hereof remain accurate as of the date of such request, and (ii) no Default or Event of Default exists under this Loan Agreement or any other Loan Document.

(D) Each Letter of Credit outstanding shall reduce the amount available under the Lender's Commitment in an amount equal to such Letter of Credit, and for the purposes of Section 2.1 each such Letter of Credit shall be deemed to be a use of the Lender's Commitment.

(E) Each payment by the Lender under a Letter of Credit shall be treated as a loan (a "Letter of Credit Loan") and shall be payable one (1) Banking Day after notice of such payment is given to Borrower, or, if earlier, on the Maturity Date. Each Letter of Credit Loan outstanding shall reduce the amount available under the Lender's Commitment as under paragraph (D) above.

(F) Each Letter of Credit Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Letter of Credit Loan is made until the date payment is made in full, at a rate per annum equal to the Prime Rate in effect from time to time.

(G) The obligation to repay each Letter of Credit Loan in full, together with accrued interest thereon in accordance with this Loan Agreement, shall be absolute, unconditional and irrevocable, under all circumstances whatsoever, and (without limiting the generality of the foregoing) shall not be affected by:

(i) the use which may be made of the Letter of Credit Loan or any acts or omissions of the drawer in connection therewith;

(ii) the validity or genuineness of documents presented in connection with a drawing, or of any endorsement thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, provided that such documents appear on their face to comply with the terms of the Letter of Credit;

(iii) any irregularity in the transaction with respect to which the Letter of Credit is issued; or

(iv) the existence of any claim, set-off, defense or other right which the Borrower might have against the Lender, or any other Person, whether in connection with the Letter of Credit, the transaction contemplated by the Letter of Credit, or any unrelated transaction.

If all conditions to borrowing Revolving Loans are satisfied, the Borrower shall have the right to repay any Letter of Credit Loan with the proceeds of Revolving Loans made on or prior to the maturity of the Letter of Credit Loan.

(H) The Borrower shall pay to the Lender a fee (the "Letter of Credit Fee") on the undrawn portion of all Letters of Credit at a rate per annum equal to one and one-quarter percent (1-1/4%) which shall be payable quarterly in advance on the first Banking Day of each January, April, July and October to occur after the date hereof. The foregoing shall modify the fees payable in connection with all outstanding Letters of Credit.

(I) The Borrower shall pay to the Lender with respect to each Letter of Credit issued, the usual and customary administrative fees and other charges of the Lender in connection with any Letter of Credit, including without limitation, all charges for the issuance of Letters of Credit, the negotiation of any draft paid pursuant to any Letter of Credit and any amendments or supplements thereto.

(J) At Closing, the Borrower shall supply to the Lender a list of all outstanding Letters of Credit issued by any financial institution.

2.12 Termination. The provisions of this Loan Agreement that provide for the making of advances under the Revolving Loan shall expire automatically on 12:00 noon on the Banking Day before the Maturity Date and may be terminated by the Lender at any time after the occurrence of any Default or Event of Default (unless subsequently cured to the satisfaction of the Lender prior to termination) and shall be terminated automatically upon the occurrence of any Event of Default described in Section 8.12.

2.13 Interest Rates For Revolving Loan. The Borrower agrees to pay interest on the unpaid portion of Revolving Loans as follows:

(A) for Prime Rate Loans at a fluctuating rate equal to the Prime Rate in effect from time to time; and

(B) for each LIBOR Loan at a fixed rate equal to the sum of the LIBOR Rate for that Loan plus the Applicable Margin.

2.14 Calculation of Interest. Interest shall be calculated on a 360-day year based on the number of days elapsed. After the last day of each Interest Period for any Loan the Lender shall endeavor to mail to the Borrower a statement of that Loan as of the last day of the Interest Period. That statement will be deemed to be correct unless the Borrower has delivered to the Lender specific written objections within thirty (30) days of the Borrower's receipt.

2.15 Increased Cost.   If at any time or from time to time any change occurring
after the date hereof in any requirement of law, regulation, order, decree, treaty or directive or the interpretation or application thereof by governmental authority or compliance by the Lender with any request or directive (whether or not having the force of law) occurring after the date hereof from any central bank or monetary authority or other Governmental authority:

(A) does or shall subject the Lender to any tax of any kind whatsoever with respect to this Loan Agreement or any LIBOR Loan, or change the basis of taxation of payments to the Lender of principal, interest or others amount payable hereunder (except for changes in the rate or method of tax on the overall net income of the Lender in any jurisdiction); or

(B) does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of the Lender which are not otherwise included in the determination of the LIBOR Rate hereunder; or

(C) does or shall impose on the Lender any other condition regarding this Loan Agreement or the Loans; and the result of any of the foregoing is to increase the cost to the Lender of making, renewing, converting or maintaining advances or extensions of credit as LIBOR Loans, or to reduce any amount receivable in respect of such LIBOR Loans, then, in any such case, the Lender will promptly notify the Borrower of the change and of the estimated amount of such cost increase or reduction in amount and Borrower shall promptly pay to the Lender upon their demand, such additional amount which will compensate the Lender for such additional cost or reduced amount receivable as the Lender deems to be material as determined by the Lender. If the Borrower becomes so obligated, at Borrower's option and upon two (2) LIBOR Banking Days, prior notice by telephone or telegraph (to be confirmed promptly in writing) given by the Borrower to the Lender, the Borrower may (in lieu of paying such additional amounts as aforesaid): (i) terminate the obligation of the Lender to make or maintain LIBOR Loans and/or (ii) convert all LIBOR Loans then outstanding to any other type of Revolving Loan, as the case may be, by prepayment and reborrowing in the manner specified in this Loan Agreement. If any such conversion of a LIBOR Loan is made on a day which is not the last day of an applicable Interest Period, the Borrower shall pay to the Lender upon request such amount or amounts as may be necessary to compensate the Lender for any loss or expense sustained or incurred by the Lender in respect of the prepayment of such LIBOR Loan as a result of such conversion. If the Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify Borrower thereof. A certificate as to any additional amounts payable pursuant to the foregoing submitted by an officer of the Lender to the Borrower shall be conclusive in the absence of manifest error.

2.16  [INTENTIONALLY DELETED].

2.16 Basis for Determining InterBank Rate Inadequate or Unfair. If with respect to any Interest Period:

(A) the Lender determines that deposits in dollars in the applicable amounts are not being offered to the Lender in the London market for such Interest Period, or

(B) the Lender determines that the applicable LIBOR Rate will not adequately and fairly reflect the cost to the Lender of maintaining or funding a LIBOR Loan for such Interest Period, then, the Lender shall promptly notify Borrower and, until the Lender determines that the circumstances giving rise to such suspension no longer exist, the Lender's obligation to make future LIBOR Loans shall be suspended.

Funding Assumptions.  The amounts payable pursuant to Sections 2.15, 2.17 and
3.5 hereof shall be determined based on the assumption that the Lender funded the entire amount of the relevant LIBOR Loan through matching funding obtained in the London interbank market; provided, however, that the Lender may fund each LIBOR Loan in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under the Sections identified above.

SECTION III - PAYMENTS, PROCEEDS AND TERM

3.1 Manner of Payment. All payments shall be delivered to the Lender in immediately available funds when due.

3.2 Payment on Non-Banking Days. Any payment that is due on a day other than a Banking Day may be made on the next succeeding Banking Day together with interest for each such additional day after the original due date.

3.3 Late Payments. If any payment of principal, interest or fees payable hereunder or under the Note is not received within fifteen (15) days from the date that payment is due, the Lender may charge a "late charge" equal to five cents ($.05) of each dollar of such delinquent payment for the purpose of defraying the expense incident to handling that delinquent payment. This late charge can be imposed on each late payment. This late charge shall be in addition to, and not in lieu of, any other right or remedy the Lender may have as a result of a late payment.

3.4 Prepayments. At any time after receipt of the prior written notice to the Lender specified below, any Loan being made pursuant to this Loan Agreement may be prepaid, in whole, or in part without penalty in multiples of ONE HUNDRED THOUSAND and 00/100 DOLLARS ($100,000), provided, however, that no LIBOR Loan may be prepaid except at the end of the applicable Interest Period and accrued interest on the amount being prepaid plus any applicable fees as set forth in
Section 3.5 below shall simultaneously be paid. The notice required pursuant to the immediately preceding sentence must be received by the Lender no later than
(i) 11:30 a.m. on the proposed prepayment date in that case of a prepayment of the Prime Rate Loan and (ii) 11:30 a.m. on the LIBOR Banking Day that is at least two (2) LIBOR Banking Days prior to the proposed prepayment date. Prepayments shall be applied first to any expenses outstanding under any Loan Document, then to any fees due hereunder, then to interest and then to principal.

3.5 Funding Losses. The Borrower shall compensate the Lender, upon its written request (which request shall set forth the basis for requesting such compensation), for all reasonable losses, expenses and liabilities, including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required to fund any LIBOR Loan (all such losses "Funding Losses") which the Lender may sustain: (i) if for any reason an advance of, or conversion from or into, a LIBOR Loan does not occur on a date specified therefor in a Notice of Borrowing or notice of conversion given pursuant to Sections 2.7 or 2.8; (ii) if any repayment (including any prepayment made pursuant to Section 3.4) or conversion of any of its LIBOR Loans occurs on a date which is not the last day of an Interest Period with respect thereto; or (iii) as a consequence of any other default by the Borrower to repay its Loans when required by the terms of this Loan Agreement or any Note held by the Lender.

3.6 Term. The Term of this Loan Agreement shall commence as of the Date of Closing and, subject to the provisions hereof, shall expire at midnight on the Maturity Date. The Maturity Date, and therefore the Term of this Agreement, may be extended for additional one (1) year periods as of the first and second anniversaries of the Date of Closing upon the written request of the Borrower to the Lender made at least two (2) months prior (but not more than three (3) months prior to said anniversary date). Such notice shall be accompanied (i) by a certificate from the Chief Financial Officer of the Borrower stating that no Default or Event of Default has occurred and is then continuing and the representations and warranties contained herein and in the other Loan Documents are true and correct in all material respects on such date and (ii) three year financial projections in GAAP format. The Lender shall not be obligated to grant any such extension, it being acknowledged that the Lender may or may not grant any such extension in its sole and absolute discretion, however, the Lender agrees to reply to any such request within thirty days after receipt of a request therefor in accordance with this Section 3.6.

3.7 Interest Limits. If the fulfillment of any provision in any Loan Document relating to the rate of interest is prohibited by, or in violation of, any applicable law in effect at the time payment is due, the interest rate shall be automatically reduced to the maximum rate then permitted by law. If for any reason the Lender should receive as interest an amount that would exceed the highest applicable lawful rate of interest, that amount in excess of the lawful rate will be deemed to have been credited against principal and not against interest. This provision shall control every other provision in any Loan Document that is applicable to the calculation of interest.

3.8 Borrowings. The Borrower shall give the Lender notice of each borrowing to be made hereunder after the Date of Closing by (i) 11:00 am. of the date of such borrowing, if a Prime Rate Loan, or (ii) by 11:00 am. two (2) LIBOR Banking Days before the date of such borrowing, if a LIBOR Loan, all as further provided in
Section 2.7.

3.9 Certain Notices. Notices by the Borrower to the Lender of each borrowing and each prepayment shall be irrevocable and shall be effective only if received by the Lender not later than 11:00 a.m. New York City time.

3.10 Facility Fees. A commitment fee shall accrue on the daily average amount of the Commitment for the period from and including the Date of Closing to the earliest of the date the Commitment is terminated by the Borrower or the Lender, as the case may be, in accordance with the terms hereof or the Maturity Date at a rate per annum equal to twenty-five (25) Basis Points calculated on the basis of a 360 day year for the actual number of days elapsed. The accrued commitment fee shall be due and payable in arrears on the first day of each calendar quarter, commencing on the first day of the first calendar quarter after the Date of Closing and on the Maturity Date.

3.11 Fees. In consideration of credit underwriting services rendered by the Lender and the negotiation and preparation of the Commitment and the Loan Documents evidencing said Commitment, on or before the Date of Closing, the Borrower shall pay to the Lender, a credit underwriting fee in the amount of $25,000. On or before the Date of Closing and from time to time thereafter, the Borrower shall also pay or reimburse the Lender for all of its counsel fees and other reasonable out-of-pocket expenses related to this transaction and any subsequent waivers, modifications or amendments.

3.12 Payment Generally. All payments under this Loan Agreement or the Note or fees shall be made by the Borrower in United States Dollars in immediately available funds not later than 2:00 p.m. New York City time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Banking Day) at the Lending Office provided, that, when a new Loan is to be made by the Lender on a date the Borrower is to repay any principal of an outstanding Loan, the Lender shall apply the proceeds thereof to the payment of the principal to be repaid and only an amount equal to the difference between the principal to be borrowed and the principal to be repaid shall be made available by the Lender to the Borrower as provided in Section 2.7. The Borrower shall, at the time of making each payment under this Loan Agreement or any Note, specify to the Lender the principal or other amount payable by the Borrower under this Loan Agreement or the Note to which such payment is to be applied, and in the event that it fails to so specify, or if a Default or Event of Default has occurred and is continuing, the Lender may apply such payment as it may elect in its sole discretion. If the due date of any payment under this Loan Agreement or the Note would otherwise fall on a day which is not a Banking Day, such date shall be extended to the next succeeding Banking Day and interest shall by payable for any principal so extended for the period of such extension.

3.13 Debiting of Account. If so requested by the Lender, the Borrower shall maintain a demand deposit account (a DDA Account) with the Lender, and the Lender may, and the Borrower hereby authorizes the Lender to, debit any such DDA Account or such other account maintained by the Borrower with the Lender for the amount of any payment, as and when such payment becomes due hereunder, whether such payment is for accrued interest, principal or expense, even if debiting any such account results in a loss or reduction of interest to the Borrower or the imposition of a penalty applicable to the early withdrawal of time deposits. Such authorization shall not affect the Borrower's obligation to pay when due all amounts payable hereunder, whether or not there are sufficient funds in any accounts of the Borrower. The foregoing rights of the Lender to debit the Borrower's accounts shall be in addition to, and not in limitation of, any rights of set-off which the Lender may have hereunder or under any other Loan Document.

SECTION IV - CONDITIONS PRECEDENT

4.1 Requirements for Initial Advance. The obligation of the Lender to make the initial advances under this Loan Agreement requested on the Date of Closing is subject to the satisfaction of all of the following conditions precedent:

(A) Loan Documents. The following Loan Documents, each duly executed and delivered by the parties thereto:

(i) this Loan Agreement;

(ii) the Note;

(iii) an incumbency certificate executed by an appropriate officer of the Borrower certifying, as of the Date of Closing, the names, titles and true signatures of the officers certified to execute the Loan Documents, and the names, titles and true signatures of such officers of the Borrower authorized to deliver Notices of Borrowing and letter of credit requests on behalf of the Borrower;

(iv) a favorable New Jersey law opinion of counsel to the Borrower (which may be rendered by Frank Sauro, Esq. Borrower's in-house general counsel) , addressed to the Lender, to the effect that the Loan Documents have been duly authorized and executed and are enforceable against the Borrower in accordance with their respective terms, and as to such other matters reasonably requested by the Lender;

(v) a secretary's certificate for the Borrower, to which are attached certified copies of: (a) the articles of incorporation of the Borrower and all amendments thereto, certified by an appropriate corporate officer, (b) the By-Laws of the Borrower and all amendments thereto, and (c) appropriate resolutions and shareholder consents authorizing the transactions herein contemplated;

(v) a certificate from the chief financial officer of the Borrower dated the Date of Closing to the effect that as of such date: (a) no Default or Event of Default has occurred or is continuing, (b) since April 29, 1999, there has been no material adverse change in the business, financial condition or operations of the Borrower, and (c) each of the representations and warranties of the Borrower contained in this Loan Agreement are true in all material respects;

(vi) good standing certificate issued by the appropriate official of the state in which the Borrower is incorporated; and such good standing certificates issued by the appropriate official of each of the states in which the Borrower is qualified as a foreign corporation as the Lender shall require;

(vii) certificates of insurance evidencing the existence and full force and effect of the insurance described in Section 6.2 hereof;

(viii) the certificate of merger, agreement of merger, and such other documentation as the Lender may reasonably request pertaining to the merger of Village Liquor Shop with and into the Borrower, with the Borrower as the surviving entity; and

(ix) such other documents as the Lender may reasonably require, including without limitation, other agreements, instruments, or indentures to which any obligor is a party, including, without limitation, financing statements, proofs, opinions, guaranties and other written assurances.

(B) Fees and Expenses. The Borrower shall have paid (or otherwise satisfied to the satisfaction of the Lender) all fees hereunder that are expenses due and payable on or prior to the Date of Closing, including, without limitation, the fees specified in Section 3.11 and fees and expenses incurred by the Lender's counsel related to the preparation, negotiation, and closing of the transaction contemplated herein that have been requested pursuant to invoices submitted to the Borrower on or prior to the Date of Closing.

(C) Private Placement Transaction. On or before the Date of Closing, the Borrower shall have consummated the private placement transaction described in a Confidential Private Offering Memorandum dated July, 1999 (the "Note Private Placement") and, in connection therewith, the Borrower shall have furnished to the Lender evidence of the application of the proceeds of the sale of the Privately Placed Notes so issued to the satisfaction of the following Liabilities and the release of any Liens securing the same: (i) all of Borrower's indebtedness and liabilities arising under the Existing Credit Facility pursuant to a certain pay-off letter issued by the Lender in its capacity as agent thereunder and acknowledged by the Borrower and Summit Bank; and (ii) all of Borrower indebtedness and liabilities arising under or in connection with the Traveler's Mortgage Debt in accordance with a certain pay-off letter obtained by the Borrower on or prior to the Date of Closing.

4.2 Requirements for Any Advance and Issuance of Letter of Credit. The obligation of the Lender to make any Revolving Credit Loan and the obligation of the Lender to issue any Letter of Credit, in each case subsequent to the Date of Closing, is subject to satisfaction of the following conditions:

(A) the representations and warranties contained in Section V hereof are true and correct on and as of the date of funding of each such Loan or date of issuance of such Letter of Credit, as the case may be;

(B) no Default or Event of Default has occurred and is continuing;

(C) there has been no material adverse change in the Borrower's condition, financial or otherwise, since the date of this Loan Agreement; and

(D) all of the Loan Documents remain in full force and effect.


SECTION V - REPRESENTATIONS AND WARRANTIES

As of the Date of Closing, as of the time of each advance under the Revolving Loan, and as of the date of issuance of any Letter of Credit hereunder, the Borrower represents, and warrants to the Lender and agrees as follows:

5.1 Organization and Authority. Each Company is a duly organized and validly existing corporation that is in good standing under the laws of the State of New Jersey and is duly qualified and in good standing in each state in which its property or business subjects it to qualification requirements as a foreign corporation. Each Company (A) is duly qualified and registered to transact business in each jurisdiction in which its properties or business make qualification or registration necessary, and (B) has full power, authority, franchises, licenses and right to enter into and perform each of the Loan Documents to which it is a party and to carry on its business as now being conducted.

5.2 Binding Effect. Each Loan Document constitutes a legal, valid and binding obligation of the Companies which are parties thereto, enforceable in accordance with their terms.

5.3 No Conflicting Agreements or Laws. Neither the execution nor the delivery of any Loan Document, nor the consummation of the transactions contemplated thereby, nor the fulfillment of, compliance with or performance of the terms and conditions therein, is prevented or limited by, conflicts with or will result in the breach or violation of, or a default under the terms or conditions of (A) any certificate of incorporation, charter or other agreement to which the Borrower is bound, or (B) any law, order of any court or administrative agency or any rule or regulation applicable to the Borrower. The Borrower is not, or by Borrower's execution, delivery or performance of any Loan Document will not be, in default under, or in violation of, any of its obligations under any agreement or undertaking to which the Borrower is a party or by which the Borrower is bound.

5.4 No Conflicting Litigation. There is no action or proceeding pending or threatened against the Borrower or involving any assets of, or ownership in, the Borrower before any court, administrative agency or governmental authority that might (A) adversely affect the Borrower's ability to authorize or perform any Obligations, (B) involve the possibility of any judgment or liability that would result in any material adverse change in the Borrower's business, properties or assets, (C) adversely affect the enforceability of any Loan Document, or (D) involve possible or threatened claims totaling in excess of $500,000, except for any litigation that has been accurately and completely described on Exhibit 2 annexed to the Principal's Certificate.

5.5 Ownership of Subsidiaries. Village Liquor Shop has been merged into the Borrower, with the Borrower as the surviving entity, therefore, the Borrower does not directly or indirectly own or control any Subsidiaries, other than such subsidiaries which may be created or acquired subsequent to the Date of Closing in accordance with Section 7.4(f) hereof.

5.6 Liens Against Property. The Borrower has good and marketable title to all of the Property. All Property is now free and clear of Liens, except for any Permitted Encumbrances, and there are no judgments of record in any other state where any Property may be located against any name used within the past twenty
(20) years by any Company or by any Company's predecessor in interest.

5.7 Location of Property and Offices. The chief executive offices and primary business records of the Borrower are at all times maintained, and for the past four (4) months have at all times been maintained, at the principal place of business of the Borrower set forth in the caption of this Loan Agreement. All Property and other business records of the Companies are, and will be, at the locations set forth on Exhibit 1 annexed to the Principal's Certificate, except for new stores and offices that may be opened only after notice to the Lender of each such location.

5.8 Financial Information and Condition. The consolidated audited financial statement of the Borrower dated July 25, 1998 and delivered to the Lender truly sets forth its financial condition and the results of operations as of that date and there has been no material adverse change since then. All other statements, representations and warranties made by the Borrower to the Lender have been, and as of the Date of Closing are, accurate and complete and no information has been omitted that would make any of them misleading or incomplete. Immediately prior to, and after the making of each loan described in this Loan Agreement, the Lender was not and will not be, (A) "insolvent" as that term is defined in N.J.S.A. 25:2-23 (or any successor statute governing fraudulent transfers) or in 11 U.S.C.A. 101(3 1) or (B) left with "unreasonably small capital" or "debts beyond the debtor's ability to pay as such debts become due", as those phrases are construed under 11 U.S.C.A. 548 (a)(2)(B) or any other applicable statute governing "fraudulent transfers".

5.9 Environmental Matters.   Except as set forth in Exhibit 3  to the
Principal's Certificate, no Company has generated, stored, treated, discharged, handled, refined, spilled, released or disposed of any Hazardous Substances in violation of any applicable law or regulation. No Company has received any notice, or is on notice of, any claim, investigation, litigation or administrative proceeding, actual or threatened, or any order, writ or judgment that relates to any discharge, spill, handling, refining, release, emission, leaching or disposal of pollutants of any kind including any Hazardous Substances by, or on property owned or leased by, any Company. The Standard Industrial Classification code numbers relating to any activities any Company, are also set forth on that Exhibit 3. In connection with any acquisition, sale, closing, transfer, change in control or merger of Borrower or any Company since December 31, 1983 or any Property now or previously owned or leased by them that was subject to New Jersey law, the New Jersey Industrial Site Recovery Act (N.J.S.A. 13: 1 K-6 et seq.) ("ISRA"), including any predecessor statute (such as the Environmental Clean-Up Responsibility Act) was complied with by submitting a "Negative Declaration" as that term is defined in N.J.A.C. 7:1-3.3 or by completing a "Clean-up Plan" as that term is defined in N.J.A.C. 7:1-3.3, which Negative Declaration or Clean-up Plan has been approved, without condition or reservation, by the New Jersey Department of Environmental Protection and Energy.

5.10 Taxes. Each Company has filed all tax returns and reports required to be filed and has paid all taxes that are due and owing (including penalties, deficiency assessments and interest) other than those that are being diligently and in good faith disputed and the asserted liability for which is shown as a reserve on the financial statements delivered to the Lender in accordance with GAAP. All such returns and reports are accurate and complete in all respects.

5.11 Name and History. During the past twenty (20) years, no Company has (A) had, used or operated under any other name or trade name, (B) acquired any other organization or entity or a substantial portion of the assets of any other organization or entity, (C) merged, or been merged into, any other organization or entity or (D) controlled, directly or indirectly, any non-individual Person, except as set forth on Exhibit 4 annexed to the Principal's Certificate.

5.12 Controlling Interests. The names and respective interests and offices of all Persons who directly or indirectly own or control Ten Percent (10%) or more of any class of stock of the Borrower are set forth on Exhibit 5 annexed to the Principal's Certificate. The Sumas Family holds a sufficient number of shares of all classes of stock of Borrower to cast at least 51% of the votes that may be cast in any election.

5.13 ERISA. There has not occurred, and there are no circumstances that, with the lapse of time or giving of notice, may lead to the occurrence of, a Termination Event under any Plan. No Company, nor any Plan maintained by any Company (nor any related trust) has incurred any accumulated funding deficiency. Except as disclosed on Exhibit 2 to the Principal's Certificate, no event or set of circumstances has occurred under which any Company could be subject to any liability (including but not limited to liability under Sections 4201 and 4242 of ERISA) with respect to a "multi-employer plan" (as defined in Section 3(37) of ERISA) to which it contributes other than for contributions made in the ordinary course of business, none of which are overdue. No representation or warranty is made by Borrower with respect to payments or contributions due after the date hereof by participants in any "Multi-employer plan" other than Borrower and its affiliates.

5.14 Margin Stock.   No Company is involved, as one of its important
activities, in the business of extending credit for the acquisition of any "margin stock" (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System of the United States) and no proceeds of any Loans under this Loan Agreement will be used to purchase, or to extend credit to others so that they may purchase, any such margin stock.

5.15 Compliance with Loan Documents. Each Company is in full compliance with all terms and conditions of all Loan Documents.

5.16 No Claims or Offsets. The aggregate principal amount of indebtedness due to the Lender as of the date hereof is as stated in the Note. The Borrower acknowledges and agrees that such indebtedness is unconditionally due to the Lender, and that as of the date hereof has no claims against the Lender nor any counterclaims, defenses or offsets to the Borrower's obligations under the Note or the other Loan Documents of any nature whatsoever.

5.17 Compliance with Laws. To the best of its knowledge, each Company, in the conduct of its business, is in compliance with all laws, regulations and orders, the failure to comply with which would have a material adverse effect on the business of such Company.

5.18 Wakefern. The Borrower is a member in good standing of the Wakefern cooperative. The Borrower has duly performed all of its duties and obligations as a member of the Wakefem cooperative and has the right to use the "Shop-Rite" name and trademark. No claim is pending or, to the best of the Borrower's knowledge, threatened asserting any breach of any such duties or obligations or seeking to limit or curtail the Borrower's right to use such name or trademark.

5.19 Accuracy of Statements. All statements, representations and warranties made by the Borrower in this Loan Agreement and in the Loan Documents are correct and complete and no information has been omitted therefrom which would make any of them misleading or incomplete.

5.20 Survival. All representations and warranties in any Loan Document shall survive both the closing of any Loans and any independent investigation by the Lender.

SECTION VI - AFFIRMATIVE COVENANTS

The Borrower agrees to observe and perform its duties and covenants under each Loan Document and Obligation and, in addition, to do all of the following, and to cause the Subsidiaries to remain in compliance with the following:

6.1 Protection of Property. Protect the value of, and any Company's interest in, the Property including (A) maintaining the Property in good condition and repair and preserving it against loss, damage, contamination, pollution and depreciation in value, other than by normal wear and tear; and (B) defending against all claims and demands of any Person claiming title to or a Lien against or security interest or any interest adverse to the Lender in, any Property, except for Liens that are Permitted Encumbrances.

6.2 Insurance.  Maintain insurance as follows:

(A) property insurance written in the broadest "all risk" form available on a replacement cost basis and covering all tangible Property. That insurance shall be in amounts at all times at least equal to the full insurable value of such Property, but in no event shall the insurance be less than the sum of the Obligations nor shall it be less than $15,000,000 per location and $75,000,000 in the aggregate; and

(B) public liability insurance in the name of Borrower, with comprehensive general liability coverage of not less than $175,000,000, and including a contractual liability endorsement, in the amounts of $2,000,000 for the death or bodily injury to one person, $5,000,000 for the death or bodily injury in any one accident or occurrence and $500,000 for loss or damage to the property of any person or persons; and

(C) if the Borrower shall be operating or using a boiler, boiler explosion and casualty insurance reasonably satisfactory to the Lender; and

(D) business interruption insurance in amounts no less than the amounts maintained as of the Date of Closing; and

(E) worker's compensation insurance, as may be required by law; and

(F) all such insurance coverage may be effected under overall blanket or excess

(G) coverage policies provided, however, that all insurance shall be in amounts sufficient to prevent the insured from being a co-insurer within the terms of any insurance policy; and

(H) all policies of insurance shall be in a form reasonably acceptable to the Lender and shall be issued by insurers duly licensed and authorized to conduct that type of insurance business in New Jersey or Pennsylvania as the case may be. The Lender shall have the right, at any time, to reject insurance provided by an insurance company other than InsuRite that does not at all times have a policy-holders rating of "A", or better, and financial rating of "V", or better, in the then current edition of Best's Insurance Guide; and

(I) all policies of insurance or satisfactory endorsements thereof, together with a paid receipt, shall be deposited with the Lender prior to the Date of Closing and, at least thirty (30) days prior to the expiration of any such policies, the Borrower shall furnish paid receipts and other evidence, satisfactory to the Lender, that all such policies have been renewed or replaced; and

(J) comply with all provisions of any other Loan Document relating to insurance.

6.3 Financial Information. Deliver financial information and documents directly to the Lender as follows:

(A) within forty-five (45) days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year, the 10-Q reports for such Fiscal Quarter submitted to the Securities and Exchange Commission by any Company (or equivalent financial statements if the Company is no longer a reporting Company with the SEC); and

(B) within ninety (90) days after the close of each Fiscal Year, (i) the 10-K report most recently submitted to the Securities and Exchange Commission by any Company and (ii) to the extent not included in the 10-K, an audited consolidated balance sheet of the Companies as of the close of each such Fiscal Year together with the related consolidated statements of operations, retained earnings and statements of cash flows for such Fiscal Year, certified without qualification by independent certified public accountants that are reasonably satisfactory to the Lender including their certificate and accompanying comment and a certificate stating that they have no knowledge of the existence of any condition or event that constitutes a Default or Event of Default under any Loan Document or any other Obligation; and

(C) simultaneously with the submission of each financial report as stated above, a certificate of the president or chief financial officer of each Company that the signers (i) believe that the financial report is true and complete, (ii) have no knowledge of the existence of any condition or event that constitutes a Default or Event of Default under any Loan Document or other Obligation, (iii) if any Default or Event of Default existed or exists, specifying the nature and period of existence and what, if any, remedial action is being taken, and (iv) calculating and demonstrating compliance with all financial covenants herein; and

(D) within five (5) days of filing or public release, true copies of all (i) filings that are made with the Securities and Exchange Commission or other regulatory authorities, and (ii) reports, statements, communications and announcements that are sent by the Borrower to its shareholders;

(E) within forty-five (45) days after the end of each six-month semi-annual fiscal period, a profit and loss report for such fiscal period prepared on a store by store basis; and

(F) simultaneously with delivery of the same to the holders of the Privately Placed Notes, the Borrower shall furnish to the Lender any notice, report, financial statement, certificates, projections or other forms of information (financial or otherwise) required to be delivered by or on behalf of the Borrower to such holders pursuant to the documents evidencing or governing such notes; provided, however, that the Borrower shall have no such obligation to furnish information pursuant to this clause (F) to the extent that such information (or substantially the same information) has been furnished to the Lender pursuant to any other clause of this Section 6.3; and

(G) such other information including tax filings and reports respecting the business and properties or the condition or operations, financial or otherwise, of any Company as the Lender may, from time to time, reasonably request.

6.4 Notices to Lender. Notify the Lender immediately in writing (A) of any default, or asserted default by any Company, under any real property lease, or under any agreement involving actual or threatened claims or liability in excess of Five Hundred Thousand Dollars ($500,000); (B) if any Company becomes involved in any litigation involving actual or threatened claims or liability in excess of Five Hundred Thousand Dollars ($500,000) that is not fully covered by insurance; (C) the occurrence of any theft, fire or other casualty, or any governmental taking, involving any Property having a value in excess of Five Hundred Thousand Dollars ($500,000); and (D) on receipt of any information, notice, claim or investigation as to any alleged use, storage, treatment or handling, except as expressly permitted in this Loan Agreement or any discharge, spill, emission or disposal, of any Hazardous Substance by, or on any property owned or leased by, any Company that may involve more than Five Hundred Thousand Dollars ($500,000) in testing and cleanup costs.

6.5 Further Assurances. Furnish further assurances that the Lender in its discretion determines to be reasonably necessary or desirable to confirm and assure that all Property remains free of Liens other than Permitted Encumbrances, the reasonable cost of so doing to be paid by the Borrower. The Borrower shall also, within five (5) days of request, deliver to the Lender a notarized statement of the indebtedness owing under each Obligation.

6.6 Complete Records. Maintain accurate, current and complete records of each Company's financial affairs and transactions and of all Property reasonably satisfactory to the Lender.

6.7 Location of Offices. Maintain the chief executive offices and company-wide business records of the Companies at the address for the Borrower set forth in the caption of this Loan Agreement and maintain the other records and Property at the locations set forth on Exhibit 1 annexed to the Principal's Certificate provided, however, that any such address may be changed after prior written notice to the Lender.

6.8 Inspection of Property and Records. Arrange, within one (1) Banking Day of request, for the Lender's agents, employees or representatives to inspect any Property and any books and records and commercial premises of any Company.

6.9 Bank Accounts. Except for local short-term cash deposit and payroll accounts for any stores of any Company, all Companies shall keep and maintain all existing and future demand deposit, operating, tax reserve and other deposit accounts in Borrower's name with the Lender and its Affiliates, except as expressly permitted in advance, in writing, by the Lender, in its discretion. Permission to open any such accounts with any other bank or financial institution shall be requested of the Lender, in writing, at least fifteen (15) days in advance of the date when any such proposed account is to be opened. All funds deposited in any accounts of institutions other than the Lender as permitted above shall be regularly transferred into, and maintained at all times in, the Borrower's operating accounts at the Lender.

6.10 Minimum Tangible Net Worth. For each Fiscal Quarter occurring after the close of the Fiscal Year ended July 31, 1999, not cause or permit Tangible Net Worth of the Companies, on a consolidated basis, to be less than the sum of (x) $50,000,000 and (y) fifty percent (50%) of accumulated quarterly positive Net Income for each such Fiscal Quarter then ending. Notwithstanding the foregoing, if there are any charges with respect to the Garwood Facility in Fiscal Year ended July 31, 1999, such charges (net of any tax benefit inuring to the Borrower as a result thereof) shall be excluded for purposes of the base calculation of Minimum Tangible Net Worth in clause (x) above.

6.11 Ratio of Funded Debt Plus 8* Rent to EBITDAR. As to the Companies, on a consolidated basis, maintain a Ratio of Funded Debt Plus 8* Rent to EBITDAR of not more than 4.00 to 1.00 measured as of the end of each Fiscal Year and Fiscal Quarter on a rolling four quarters basis.

6.12 Ratio of EBITDAR to Interest Plus Rent. As to the Companies, on a consolidated basis, maintain a Ratio of EBITDAR to Interest Plus Rent of not less than 2.30 to 1.00 measured as of the end of each Fiscal Year and Fiscal Quarter on a rolling four quarters basis.

6.13 Capital Expenditures. Not cause or permit the aggregate sum of all of the consolidated Capital Expenditures of the Companies (excluding the Garwood Facility) made at any time during the period commencing at the beginning Fiscal Year 2000 through and including the end of Fiscal Year 2002 to exceed $38,000,000.

In addition to the Capital Expenditures permitted above in this Section 6.13, Borrower may expend additional amounts in the form of Capital Expenditures in an aggregate amount not to exceed $12,000,000 in connection with the construction and fit-up of the Garwood Facility; provided, that prior to any such expenditure the Lender shall have received and approved (i) a final budget itemizing such expenditures, (ii) documentary evidence that the litigation regarding the Garwood Facility has been settled, and (iii) documentary evidence that all zoning, land use and construction permits, approvals, authorizations and certificates necessary to commence and proceed with the development and construction of the Garwood Facility have been obtained.

6.14 Taxes and Laws. Pay all taxes, assessments, government charges and levies when due and comply with all federal, state and local laws and regulations that are applicable to any Company or the business of any Company and provide proof of such payment and compliance as Lender may request, provided however that any Company may diligently and in good faith dispute an asserted tax liability by an appeal in a forum of appropriate jurisdiction so long as the asserted liability is shown as a reserve on all financial statements and reports delivered to the Lender in accordance with GAAP.

6.15 Lender's Expenses. Pay all reasonable fees, costs and expenses incurred by the Lender and its counsel in connection with the preparation or later modification of any Loan Document (whether or not any loan is actually consummated or modification is made) and the making, closing and administering of the loans contemplated thereby, including lien and title searches, copying costs, delivery and postage charges and all filing and recording costs.

6.16 Indemnification. Assume all liability for, and agree to indemnify, protect and save harmless the Lender, its agents and employees from and against all liability (including liability in tort, whether absolute or otherwise), obligations, losses, penalties, claims, suits, costs and disbursements, including reasonable legal fees and disbursements, in any way relating to, or arising out of, any relationship with any Company or any Obligation except liabilities arising from the willful misconduct of the Lender. This provision shall survive the termination or expiration of this Loan Agreement

6.17 Cooperative Obligations. Perform all its duties and obligations, and maintain its existence, as a member of the Wakefern cooperative and maintain its right to use the "Shop-Rite" name and trademark.

6.18 Simultaneous Liens. If any Lien arises in violation of Section 7.1, Borrower shall immediately cause all Obligations to be secured equally and ratably with the indebtedness secured by any such Lien, and, in any case, the Obligations shall have the benefit of an equitable Lien equally and ratably securing the Obligations, provided, however, that this provision shall not in any way limit Borrower's duty to remain in compliance with all other provisions of this Loan Agreement and the Lender's acceptance of any Lien in its favor shall not constitute a waiver of any Default including any violation of Section 7.1.

6.19 Corporate Existence. Maintain each Company as a corporation in good standing in its state of incorporation.

6.20 Payment of Obligations. Pay all of its obligations and liabilities as they become due.

6.21 Year 2000 Compatibility. Take all actions necessary to assure the Borrower's computer based systems are able to operate and effectively process data on and after January 1, 2000. At the request of the Lender, the Borrower shall provide the Lender with assurance acceptable to the Lender that Borrower's computer systems have Year 2000 compatibility.


SECTION VII - NEGATIVE COVENANTS

The Borrower agrees not to do, or permit any other Company to do, any of the following without the express prior written consent of the Lender, which consent may be granted or withheld by the Lender in its reasonable discretion:

7.1 No Liens. Suffer any Lien against any Property (including any real property leases and subleases), except for any Permitted Encumbrances.

7.2 Hazardous Substances. Generate, store, treat, discharge, refine, handle, release or dispose of any Hazardous Substances except (A) for consumer products sold in the ordinary course of business in accordance with all applicable laws and regulations and (B) standard maintenance uses of common cleaning and maintenance products.

7.3 Other Liabilities. Incur, or permit any Subsidiary to incur, Liabilities or contingent obligations, except (A) indebtedness to the Lender; (B) trade payables in the ordinary course of business; (C) pursuant to real property leases and equipment leases; (D) the indebtedness contemplated in the definition of Permitted Encumbrances; (E) the unsecured indebtedness evidenced by the Privately Placed Notes; and (F) unsecured indebtedness (in addition to the unsecured indebtedness permitted pursuant to clauses (A), (B) and (E) above) in an aggregate outstanding principal amount not to exceed at any time $2,000,000.

7.4 Ownership And Organizational Changes. Permit or effect any of the following:

(A) Any shares of stock of any Subsidiaries to be sold, transferred, conveyed, assigned, pledged, hypothecated, or otherwise encumbered, except for transfers to another Subsidiary;

(B) Any change in the ownership of any stock of Borrower that is owned by any member of the Sumas Family if, as a result of that transfer, the Sumas Family will no longer hold a sufficient number of shares of all classes of stock of Borrower to cast at least 51% of the votes that may be cast in any election;

(C) Any change in the capitalization or capital structure of any Company (including the issuance of any new, additional or different type or class of stock, the modification, reduction or retirement of any existing class or type of stock or the changing or modifying of the voting power of any stock) if, as a result of that change, there would be a violation of any provision of this Loan Agreement, including subsections (A) or (B) of this Section 7.4;

(D) The Borrower or any Company to enter into any merger or consolidation or participate in a joint venture with any other company, except that any such transaction may take place between Subsidiaries or as permitted pursuant to
Section 7.8(G);

(E) Any Company to acquire all, or a substantial portion of, the assets of any commercial Person, or acquire any assets or interest therein of any firm for an aggregate purchase price of $500,000 or more except (i) those acquisitions made by the Borrower in the ordinary course of business (such as acquisitions of inventory; acquisitions of stores or selling space are not acquisitions in the ordinary course) or as permitted pursuant to Section 7.8(G) or (ii) until such time as the Revolving Loan is repaid in full, acquisitions of up to an additional 100,000 square feet of selling space; or

(F) Any subsidiary to be created or acquired, except that a new Subsidiary may be formed if it is wholly-owned by the Borrower and guarantees payment of the Obligations in form acceptable to the Lender.

7.5 Dividend Limitations and Stock Repurchases. As to the Borrower, pay or incur any liability to pay any cash dividends or distribution of any kind to any of Borrower's shareholders or repurchase any of the outstanding shares of the capital stock of the Borrower if the aggregate amount of any such dividends, distributions, or repurchases would (A) in any Fiscal Year exceed, in the aggregate, twenty percent (20%) of the excess of Borrower's Net Income for the prior Fiscal Year in excess of One Million and 00/100 ($1,000,000) Dollars, or
(C) would result in a violation of any provision of this Loan Agreement, including, but not limited to, Sections 6.10, 6.11, 6.12 and 6.13. Prior to payment of any dividend or any intended stock repurchase the Borrower shall provide the Lender with proof satisfactory to the Lender that, on a pro forma basis, the Borrower will be in full compliance with all covenants set forth in the Loan Agreement, including, but not limited to, the financial covenants set forth in Sections 6.10, 6.11, 6.12, and 6.13, after such dividend or stock repurchase is completed. Notwithstanding the foregoing, if the Borrower is entitled to pay dividends or repurchase stock in a given year or years but does not pay such dividends or repurchase such stock, these unpaid dividends or stock repurchases shall accumulate and may be paid in the future provided that after giving effect to such payment, no Default or Event of Default would then exist. Prior to payment of any accumulated dividend or any intended stock repurchase the Borrower shall provide the Lender with written evidence satisfactory to the Lender (in its sole judgment) of the amount of accumulated unpaid dividends or stock repurchases eligible for payment and that, on a pro forma basis, the Borrower will be in full compliance with all covenants set forth in this Loan Agreement, including, but not limited to, Sections 6.10, 6.11, 6.12 and 6.13, after giving effect to any such dividend or stock repurchase.

7.6 Other Names. Use or adopt any name other than (i) its formal corporate name set forth in this Loan Agreement, (ii) "The Shop-Rite Annex" (for the Borrower's Bernardsville facility only), (iii) the name "Shop-Rite" or (iv) "Village Market" (for the Borrower's South Orange facility only) unless, at least fifteen
(15) days in advance of using any other name, the Lender has been provided with appropriate trade name certificates and current judgment, tax, UCC- 11 and other search reports for that new name, to the reasonable satisfaction of the Lender.

7.7 Change in Fiscal Year. Change the Fiscal Year of any Company without the consent of the Lender.

7.8 Restricted Investments. Directly or indirectly purchase or acquire any obligations, securities, stock or other assets to be held for investment (as distinguished from assets held for direct and immediate use or consumption by any Company), or to make any loans, advances or extensions of credit, except for any of the following:

(A) readily marketable direct obligations of the United States of America;

(B) commercial paper maturing within 180 days from the date of issuance that has been issued by a corporation conducting the majority of its business in the United States and has a rating of "A-1" or better from Moody's Investor Services or "P-1" or better from Standard & Poors;

(C) readily marketable direct obligations of any state, county or municipality in the United States that has a rating of at least "A-l" from Moody's Investor Service or "P-1" from Standard & Poors;

(D) notes, checks and chattel paper from customers that are accepted by any Company as payment for the sale of inventory in the ordinary course of business;

(E) certificates of deposit and "repo" obligations of (i) the Lender and its Affiliates or (ii) any other United States domiciled bank or trust company that has unrestricted capital funds of at least $500,000,000 and whose long term certificates of deposit have a rating of at least "A- I" from Moody's Investor Service or "P- I " from Standard & Poors;

(F) investments in Wakefern stock and/or InsuRite stock in aggregate amounts of not more than One Million Five Hundred Thousand and 00/100 ($1,500,000) Dollars in any Fiscal Year;

(G) equity contributions or investments of less than Seven Hundred Fifty Thousand and 00/100 ($750,000) Dollars in the aggregate during the Term hereof;

(H) repurchases of common stock of the Borrower to the extent permitted by
Section 7.5 above; or

(I) investments in Wakefern in an aggregate amount not to exceed the lesser of
(i) Fifteen Million Dollars ($15,000,000.00) or (ii) the amount of the maximum accounts payable owing to Wakefern by the Borrower for inventory purchases. Of the maximum permitted amount, the Borrower shall be permitted to invest a maximum of Five Million Dollars ($5,000,000.00) in obligations of Wakefern having a maturity of greater than 30 days but not more than one year. All other investments of Wakefern shall have a maturity of 30 days or less;
provided, however, that no more than Fifty (50%) Percent of the aggregate principal amount of the above-mentioned debt instruments (including bonds, obligations, commercial paper, bills or notes) shall have maturity dates in excess of one year from the date of original issuance.

7.9 Different Business. Engage in any business other than the operation of supermarkets and related retail activities as conducted in the normal course of business.

7.10 Prohibited Dispositions. Sell or otherwise dispose of (A) all, or a substantial portion of the Property of any Company, or (B) any Property, other than in arm's length transactions that are made in the ordinary course of business, provided, however, that the Companies may engage in any Permitted Dispositions so long as no Default has occurred and is continuing. Notwithstanding the prior sentence, this provision shall not be deemed to have authorized any sale or disposition that will result in a violation of any other provision of this Loan Agreement or any other Loan Document.

7.11 Management Changes. Permit or suffer a change in management that would result in less than three of the following individuals being in active, full time and direct control of the business of each of the Companies: Perry Sumas, James Sumas, Robert Sumas, William Sumas, John Sumas and Kevin Begley.

7.12 Assignment of Leases. Sell, assign, convey any interest in, or permit any Lien against, any leases, subleases, licenses or rights of use or occupancy of any kind with respect to any real property whatsoever, except for (a) the assignment of any lease for an existing store where a new store in the same locality is being opened and (b) assignments of leases for the existing South Orange, Bernardsville Annex and Watchung locations, and certain property leased by the Borrower located in Kingston, Pennsylvania (which has been assigned to a non-ShopRite supermarket operator).

7.13 Repayments. Prepay any indebtedness for borrowed money or Capitalized Lease Obligations; provided, however that the foregoing shall not restrict the ability of the Borrower to cause the mandatory prepayment of the Privately Placed Notes to the extent that such prepayment is pursuant to the express terms of Sections 8.1 and 8.3 of that certain Note Purchase Agreement dated as of September 1, 1999 among the Borrower and the note purchasers listed therein as is effect as of the date hereof; provided, further that the foregoing proviso shall not in any event be construed by the Borrower or any other Person as a consent, waiver or other form of forbearance of any right or remedy that the Lender may have hereunder, by law or otherwise arising out of the facts or circumstances related to the prepayment of the Privately Placed Notes described above.

SECTION VIII - EVENTS OF DEFAULT
Any of the following events or conditions shall, at the option of the Lender, constitute an "Event of Default" under this Loan Agreement and any other Loan Documents or obligations (except that the event or conditions described in Section 8.12 automatically shall be an Event of Default, shall terminate the Commitment hereunder and shall cause all amounts hereunder to be immediately due and payable, without any action by the Lender):

8.1 Payments. Any failure to pay any principal or interest under the Revolving Loan when due, or any failure to pay all other monies within five (5) days after each due date under the Revolving Loan or any other Obligation; or

8.2 Other Obligations. Any failure to perform or observe any term or condition under this Loan Agreement, any other Loan Document or any Obligation in a timely fashion, other than any payments referred to in Section 8.1; provided, however, that the Borrower may effect a complete cure of any Default of any non-monetary covenant in this Loan Agreement, except for any Event of Default under any other subsection of this Section VIII, within fifteen (15) days of the occurrence of the Event of Default so long as (A) in the reasonable judgment of the Lender the Default is curable in its entirety during that fifteen (15) day cure period and
(C) this right to cure is not exercised more than one (1) time in any consecutive six (6) month period; or

8.3 Representations. Any representation, statement, information or warranty that is at any time made or delivered to the Lender by or on behalf of any Company shall be materially incorrect, incomplete or misleading when made; or

8.4 Consents. Any Company shall do, or permit to be done, any act for which the Lender's written consent is required under any Loan Document, without first obtaining such written consent; or

8.5 Financial Information and Inspections. Any Company shall fail, promptly after demand, to furnish financial information or to permit inspection of any books, records or Property as required under any Loan Document; or

8.6 Insurance. Any failure to maintain, or provide evidence to any insurance coverage required under any Loan Document; or

8.7 Organizational Status. Any Company shall dissolve or fail to remain in good standing in its state of incorporation or duly qualified in each state where its properties or business make qualification necessary (except with respect to any Subsidiary that is merged into another Company); or

8.8 Warrants and Tax Liens. Any warrant of attachment or for distraint, or notice of tax lien with respect to an amount of Five Hundred Thousand and 00/100 Dollars ($500,000) or more shall be issued relating to, or encumbering, any Property, or any that is not, within thirty (30) days of entry, discharged, or stayed and bonded, to the satisfaction of the Lender; or

8.9 Judgments. Any judgment shall be entered against any Company in excess of Five Hundred Thousand Dollars ($500,000), that is not, within thirty (30) days of entry, discharged, or stayed and bonded, to the satisfaction of the Lender or fully covered by insurance and the insurance company has, in writing, unconditionally accepted liability for that judgment; or

8.10 Lien on Property. Any Lien shall encumber any Property other than (i) a Permitted Encumbrance or (ii) an involuntary Lien that is specially covered under Sections 8.8 or 8.9.

8.11 Loss or Destruction. Any loss or destruction of any Property that, in the Lender's reasonable judgment, has a market value of Five Hundred Thousand and 00/100 ($500,000) Dollars, or more, unless, that loss or destruction is adequately covered by insurance and, within ninety (90) days of that loss or destruction, either an insurance company has admitted its liability for such loss or destruction, or such loss or destruction is fully compensated by insurance to the satisfaction of the Lender; or

8.12 Insolvency. Any filing of a petition by or against any Company under any bankruptcy or insolvency law or an assignment by any Company of any property or assets for the benefit of creditors, or the failure of any Company to pay its debts in the ordinary course as those debts become due, or the calling of a meeting of creditors of any Company to obtain any general financial accommodation; provided, however, that as to any such action that is involuntarily commenced against and is being contested by the subject Company, that Company shall have until the earlier of thirty (30) days or an adjudication of insolvency to contest and obtain a dismissal of that action; or

8.13 Seizure of Property. Any seizure by governmental authorities of, or the imposition of legal restraints against, any property of any Company that has an aggregate value in excess of Five Hundred Thousand Dollars and 00/100 ($500,000), which is not, within fifteen (15) days of that seizure or imposition, fully bonded to the reasonable satisfaction of the Lender; or

8.14 Leases. Any Company shall be in default under any term or condition under any Capital Lease Obligation or under any material operating leases (other than those which are being contested in good faith and have not resulted in the loss of any Property by any Company); or

8.15 Enforceability. Any action or proceeding is instituted to obtain a ruling or judgment that any term or condition of any Loan Document, or any restriction against, or interest in, any Property that any Loan Document purports to give to the Lender, is unenforceable in any respect; or

8.16 Termination of Plan. Any Termination Event occurs under any Plan, a trustee shall be appointed by a court of appropriate authority to administer any Plan, the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any Plan or to appoint a trustee or administer any Plan or any Plan shall be formally terminated; or

8.17 Other Liabilities. Any Company shall fail to make any payment when due or fail to perform any obligation under its Liabilities in excess of Five Hundred Thousand and 00/100 ($500,000) Dollars (including, without limitation, Liabilities evidenced by the Privately Placed Notes)(other than as referred to in any other subsection of this Section VIII) when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement relating to any such Liabilities; or

8.18 Other Loan Documents. An Event of Default shall occur under any of the Loan Documents.

SECTION IX - REMEDIES

Whenever an Event of Default occurs (and any applicable cure period has expired), the Lender may, in addition to any right or remedy the Lender may have at law or in equity, at its option, do any one or more of the following in any order, in any combination and at any time:

9.1 Acceleration. Declare any Obligations, including the Revolving Loan to be immediately due and payable; or

9.2 Other Remedies. Exercise any other rights or remedies it may have under any Loan Document or Obligation; or

9.3 Terminate Financing. Immediately terminate or reduce the lending Commitment under the Revolving Loan; or

9.4 Direct Recourse.  Institute suit directly against the Borrower; or

9.5 Other Creditor Remedies. Exercise any right or remedy available to the Lender under any applicable law of any jurisdiction; or

9.6 Collection Expenses. Collect from the Borrower: (A) all reasonable fees and disbursements of the Lender's attorneys incurred in obtaining advice or representation relating to the collection or enforcement of any Obligation; and
(B) all expenses of, or in anticipation of, litigation including fees and
(C) expenses of witnesses, experts and stenographers and the cost to obtain or produce appraisals. All such collection fees and expenses shall be due and payable upon demand, and shall accrue interest at the highest rate in effect from time to time under any Obligation; or

9.7 Other Expenses. At any time and from time to time, perform any duty or obligation of any Company under any Loan Document or Obligation and to take any other actions deemed by the Lender to be reasonably necessary to protect the Lender's interest in any Property or to avoid any risk of damage or loss to the Lender including steps to comply with applicable environmental laws. All expenses of any nature incurred by the Lender under this Section shall be due and payable upon demand, and shall accrue interest at the highest rate in effect from time to time under any Obligation. The exercise by the Lender of its rights under this Section shall not constitute a waiver of any Event of Default or of any right or remedy under this any Loan Document; or

9.8 Increase in Interest. Increase the rate of interest under any Obligations to a floating interest rate determined by the Lender equal to three hundred
(300) basis points (3.00%) above the rate of interest otherwise applicable of the Loans. This increase in interest rate shall be computed on the basis of a 360-day year and shall survive the entry of any judgment relating to any Obligation.

9.9 Cessation of LIBOR Borrowing Rights. Prohibit any further borrowing at the LIBOR Rate. If a Default occurs and is waived by the Lender, the Borrower will have no further right to borrow at the LIBOR Rate notwithstanding any waiver or forbearance by the Lender with respect to such Default, and all borrowings and loans thereafter shall be Prime Rate Loans. No obligation to waive or forbear from exercising any remedies upon a Default shall be inferred from this Section 9.9.

9.10 Right of Set-off. Without limiting any general right of set-off the Lender may possess by operation of law and regardless of the adequacy of any collateral for the Obligations or other means of obtaining repayment of the Obligations, set-off against and apply to the then unpaid balance of the Obligations any items or funds of the Borrower held by the Lender, any and all deposits (whether general or special, time or demand, matured or unmatured) or any other property of the Borrower, including, without limitation, securities and/or certificates of deposit, now or hereafter maintained by the Borrower for its or their own account with the Lender, and any other indebtedness at any time held or owing by the Lender to or for the credit or the account of the Borrower, even if effecting such set-off results in a loss or reduction of interest or the imposition of a penalty applicable to the early withdrawal of time deposits.
For such purpose, the Lender shall have, and the Borrower hereby grants to the Lender, a lien on and security interest in such deposits, property, funds and accounts and the proceeds thereof.

9.11 Additional Rights of Lender. The Lender may exercise any of the rights and remedies in Sections 9.6 or 9.7 upon the occurrence of any Default whether or not the Lender has formally declared an Event of Default or accelerated any Obligations, provided, however, that the Lender shall not exercise any rights or remedies pursuant to this Section 9.11 until after the Borrower is on notice of the circumstance or condition that would give rise to the Default.

SECTION X - MISCELLANEOUS PROVISIONS

10.1 Waiver. The Lender shall not be deemed to have waived any rights or remedies under any Loan Document or Obligation by:

(A) forbearing or failing to exercise, or delaying in exercising, any rights and remedies; or

(B) forbearing or failing to insist upon, or any delay in insisting upon, the strict performance of any term or condition of any Loan Document or other Obligation; or

(C) granting any extension, modification or waiver of any term or condition of any Loan Document or other Obligation, except, and only to the extent, that the extension, modification, or waiver shall expressly provide; or

(D) any other act, omission, forbearance or delay by the Lender, its officers, agents, servants or employees; or

(E) any waiver of any rights or remedies on any one occasion.

10.2 Written Modifications. No extension, modification, amendment or waiver of any term or condition of any Loan Document shall be valid or binding upon the Lender, unless it is in writing and signed by a duly authorized officer of the Lender.

10.3 Demands and Notices. All demands and notices under any Loan Document shall be in writing and shall be served either personally or by certified mail, return receipt requested, on the party to whom that notice or demand is to be given or made at the address first set forth in the caption to this Loan Agreement. All notices and demands directed to Lender shall be sent to Portfolio Management (Mail Code NJ 3161), with a copy of any such notice or demand to be sent to Lender's counsel, Windels, Marx, Davies & Ives, 120 Albany Street, New Brunswick, New Jersey 08901 (Attn: Francis J. Quinn). All notices to the Borrower shall be sent to the Borrower (Attn: Robert Sumas and Kevin Begley). (The Lender shall endeavor, but shall have no obligation whatsoever and no responsibility whatsoever for any failure, to send copies of notices of conditions of default to the attention of the in-house counsel). Any party desiring to change the address to which notices or demands shall be sent shall notify the other parties of the new address by certified mail, return receipt requested. Any notice or demand properly sent by Lender via certified mail, return receipt requested, shall be deemed to have been served on the third business day after mailing, regardless of when it is actually received.

10.4 Governing Law. All terms of each Loan Document and the duties, rights and remedies of the parties thereunder shall be governed by, and construed according to, the laws of the State of New Jersey.

10.5 Jurisdiction. In any litigation relating to any Loan Document, Borrower hereby consents to the exclusive personal jurisdiction of the state and federal courts of the State of New Jersey.

10.6 Partial Invalidity. If any term or provision of any Loan Document is held to be invalid by any court of competent jurisdiction, such invalidity shall not affect the remaining terms and provisions, which shall continue in full force and effect

10.7 Successors and Assigns. Each Loan Document shall be binding upon, and inure to the benefit of, the parties thereto and their respective successors or heirs, and assigns, provided, however, that the Borrower shall not be permitted to assign or transfer any rights or duties under any Loan Document without the express prior consent of the Lender, which consent the Lender may grant or withhold in its sole discretion. The Lender shall have the absolute right to assign, or sell a participation interest in any or all of Lender's interest in, any Loan Document or any Loans made pursuant to any Loan Document.

10.8 Additional Rights and Remedies. All rights and remedies given to the Lender under any Loan Document shall be in addition to, and not in limitation of, any right or remedy that the Lender may have, whether under any other provisions of any Loan Document or other agreement, or at law or in equity.

10.9 Further Assurances. The Borrower agrees to execute and deliver all documents and instruments reasonably requested by the Lender to further the purposes of this Loan Agreement or any other Loan Document.

10.10 Indemnification. The Borrower shall indemnify, defend and hold harmless the Lender against any and all losses, liabilities, claims or causes of action (including but not limited to reasonable attorneys' fees and settlement costs) arising from or related to (or alleged to arise from or be related to) Borrower's use of the proceeds of the Loan or the Commitment.

10.11 No Jury Trial. The Borrower and the Lender hereby irrevocably and unconditionally waive trial by jury in any legal action or proceeding relating to this Loan Agreement or the Note or any other Loan Document and for any counterclaim therein.

10.12 Arbitration.

(A) Arbitration Generally. Upon demand of any party hereto, whether made before or after institution of any judicial proceeding, any claim or controversy arising out of, or relating to the Loan Documents between the parties hereto (a "Dispute") shall be resolved by binding arbitration conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association (the "AAA") and the Federal Arbitration Act. Disputes may include, without limitation, tort claims, counterclaims, disputes as to whether a matter is subject to arbitration, claims brought as class actions, or claims arising from documents executed in the future. A judgment upon the award may be entered in any court having jurisdiction. Notwithstanding the foregoing, this arbitration provision does not apply to disputes under or related to swap agreements.

(B) Special Rules. all arbitration hearings shall be conducted in the city in which the office of the Lender first stated herein is located. A hearing shall begin within ninety (90) days of demand for arbitration and all hearings shall be concluded within one hundred twenty (120) days of demand for arbitration. These time limitations may not be extended unless a party shows cause for extension and then for no more than a total of sixty (60) days. The expedited procedures set forth in rule 51, et seq., of the Arbitration Rules shall be applicable to claims of less than One Million and 00/100 ($1,000,000) Dollars. Arbitrators shall be licensed attorneys selected from the commercial financial Dispute Arbitration Panel of the AAA. The parties do not waive applicable federal or state substantive law except as provided herein.

(C) Preservation and Limitation of Remedies. Notwithstanding the preceding binding arbitration provisions, the parties agree to preserve, without diminution, certain remedies that any party may exercise before or after an arbitration proceeding is brought. The parties shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale or under applicable law by judicial foreclosure including a proceeding to confirm the sale; (ii) all rights to self-help including peaceful occupation of real property and collection of rents, set-off, and peaceful possession of personal property; (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and filing an involuntary bankruptcy proceeding; and (iv) when applicable, a judgment by confession of judgment. Any claim or controversy with regard to any party's entitlement to such remedies is a Dispute.

(D) Special Damages. Each party agrees that it shall not have a remedy of punitive or exemplary damages against the other in any Dispute and hereby waives any right or claim to punitive or exemplary each now has or which may arise in the future in connection with any Dispute, whether the Dispute is resolved by arbitration or judicially.

10.13 Most-Favored Status.   In the event that the definitive
documentation executed and delivered in connection with the issuance and sale of the Privately Placed Notes or the incurrence of any other Liabilities in the form of funded indebtedness for borrowed money permitted to be incurred pursuant to Section 7.3 (such indebtedness, the "Specified Indebtedness") (i) contain covenants or events of default that are more restrictive or onerous on the Borrower than those covenants or events of default contained in this Agreement;
(ii) provide for, or permits the exercise of, remedies upon the occurrence of an event of default thereunder (including, without limitation, any direct or indirect acceleration of the obligations of the Borrower thereunder) which are not provided for in, or permitted to be exercised under of in respect of, this Agreement; or (iii) provide guarantees or other sources of payment for obligations of the Borrower under the Specified Indebtedness which have not been provided hereunder or in connection herewith (each such covenant, event of default and provision described in the preceding clauses (i) through (iii) being herein called a "More Favorable Provision"), then prior to or simultaneously with the Borrower entering into or becoming bound by any of the documentation pertaining to the Specified Indebtedness or any amendment, modification or supplement thereto containing a More Favorable Provision, the Borrower shall executed and deliver to the Lender an amendment to this Agreement and such other documents and instruments as the Lender shall reasonably request, in each case satisfactory in form and substance to the Lender, which modify the provisions of this Agreement so as to give the Lender the benefit of each More Favorable Provision.

The Lender and the Borrower have caused this Loan Agreement to be executed as of the day and year first above written.

"Lender"
FIRST UNION NATIONAL BANK,
a National Banking Association

By:
Name:
Title:

"Borrower"
VILLAGE SUPER MARKET, INC.,
ATTEST:  a New Jersey Corporation


By:                  By:
Name:                Name:
Title:               Title: